As filed with the Securities and Exchange Commission on December 1, 2000
                           Registration No. 333-48542
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                          Pre-effective Amendment No. 1
                                   to FORM S-3
                                       on
                                    Form SB-2
                           REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                            SALES ONLINE DIRECT, INC.
        (Exact Name of Small Business Issuer as Specified in its Charter)

        Delaware                                                 7372                                       73-1479833
(State or other jurisdiction                         (Primary Standard Industrial               (I.R.S. Employer Identification
of incorporation or organization)                     Classification Code Number)                            Number)

                                4 Brussels Street
                               Worcester, MA 01610
                                 (508) 791-6710
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             -----------------------
                            Gregory Rotman, President
                            Sales Online Direct, Inc.
                                4 Brussels Street
                               Worcester, MA 01610
                                 (508) 791-6710
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             -----------------------

                                    Copy to:
                          Abba David Poliakoff, Esquire
             Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
                             233 East Redwood Street
                         Baltimore, Maryland 21202-3332
                                 (410) 576-4067

           Approximate date of commencement of proposed sale to public: From time to time after Registration Statement becomes effective.
           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

====================================================================================================================================
                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
====================================================================================================================================

 Title of Securities to be Registered      Amount to be        Proposed Maximum       Proposed Maximum     Amount of Registration
                                            Registered        Offering Price Per     Aggregate Offering            Fee(5)
                                                                   Share (1)             Price (1)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.001 per
  share, Issuable Upon Conversion of     19,692,792 (2)(4)           $.39                $7,680,189               $2,027.57
  Convertible Note
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.001 per
  share, Issuable Upon Exercise             700,000 (3)(4)           $.39                  $273,000                 $ 72.07
  of Warrants
------------------------------------------------------------------------------------------------------------------------------------
                Total                    20,392,792                                      $7,953,189               $2,099.64
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (g) based on the average of the bid and asked price on October 19, 2000.

(2) Estimated number of shares of common stock issuable upon conversion of and as payment of interest on a $3,000,000 convertible note if converted on October 23, 2000.

(3) Common stock issuable upon exercise of stock purchase warrants issued in connection with the purchase of the convertible note.

(4) The shares include any additional shares issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5) Previously paid upon the filing of the Registrant's Registration Statement on Form S-3 on October 25, 2000.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commissioner, acting pursuant to said Section 8(a), may determine.

                 Subject to completion, dated December 1, 2000.
PROSPECTUS
                            SALES ONLINE DIRECT, INC.
                        20,392,792 Shares of Common Stock

            This prospectus relates to the offer and sale by the selling shareholders identified in this prospectus, of a maximum of 20,392,792 shares of common stock of Sales Online Direct, Inc. The shares include up to (i) 19,692,792 shares which are reserved for issuance upon the conversion of and payment of interest on a $3,000,000 convertible note and (ii) 700,000 shares issuable upon the exercise of warrants issued in connection with the purchase of the convertible note. The number of shares covered by this prospectus represent 200% of the number of shares issuable upon conversion of the convertible note, if converted on October 23, 2000, plus 200% of the number of shares issuable upon the exercise of one of the warrants and 100% of the number of shares issuable upon exercise of another warrant.

            We are not offering to sell any of our securities. The selling shareholders may offer and sell some, all or none of the common stock covered under this prospectus. We will not receive any of the proceeds from the offer and sale of the shares, however, 400,000 of the shares offered by the selling shareholders are issuable upon the exercise of outstanding warrants at an exercise price of $2.70 per share. If these warrants were exercised in full, we would receive aggregate gross proceeds of $1,080,000. We will issue these shares only to the extent that the selling shareholders convert the convertible note and exercise their warrants.

            Shares of our common stock are currently quoted and traded on the NASD over-the-counter bulletin board under the symbol "PAID." On November 27, 2000 the last sale price of the common stock as reported on the OTC Bulletin Board was $.52 per share.

            As used in this prospectus, the terms "we," "us," "our" and "Sales Online" mean Sales Online Direct, Inc. and its subsidiaries (unless the context indicates another meaning), and the term "common stock" means our common stock, par value $0.001 per share.

            Investing in our common stock involves risks. You should not purchase our common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 4 for certain information that should be considered by prospective shareholders.

            Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

            The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               -------------------


               The date of this Prospectus is ___________ __, 2000

           We have not authorized any dealer, salesperson or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, you should not rely on such unauthorized information or representations. Neither we nor the selling shareholders are making an offer to sell or a solicitation of any offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.
                               ------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY.......................................................................3
RISK FACTORS..................................................................4
DESCRIPTION OF OUR SECURITIES................................................21
REGISTRATION RIGHTS..........................................................23
SELLING SHAREHOLDERS.........................................................24
USE OF PROCEEDS..............................................................26
PLAN OF DISTRIBUTION.........................................................26
LEGAL PROCEEDINGS............................................................28
DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES..............................29
EXECUTIVE COMPENSATION.......................................................30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............32
DESCRIPTION OF BUSINESS......................................................33
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................40
DESCRIPTION OF PROPERTY......................................................44
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................44
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE.....................................................44
LEGAL MATTERS................................................................45
EXPERTS......................................................................45
WHERE YOU CAN FIND MORE INFORMATION..........................................45
FINANCIAL STATEMENTS........................................................F-1

                                     SUMMARY

           This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated in this prospectus by reference. As this is a summary, it may not contain all information that is important to you.

Our Company

           Our primary business is collectibles. Our primary online collectibles sites can be accessed through "www.collectingexchange.com" and "www.rotmanauction.com," each of which can also be accessed through "www.salesonlinedirect.com." In order to take advantage of the tremendous growth in both the online auction and e-commerce industries, we are now focused on the creation of a unique and multi-faceted internet collectibles market place that services all aspects of the purchase, ownership and sale of collectibles. Our mission is to become the premier internet collectibles site consisting not only of a collectibles portal, which was initially launched on January 27, 2000, but also a global auction search and research center. We will derive revenues from the sale at auction of collectibles from our own inventory as well as from merchandise under consignment type arrangements with the public; sale of advertising on our website; and fees for services such as appraisals and gradings.

            All visitors to our new website at "www.collectingexchange.com," will be able to use the collectibles portal as a source for obtaining collectibles information. We will strive to become the premier educator and global source of information for the collectibles community. The site's tools will provide information to collectors to help them make informed decisions about price, authenticity and trading sites to buy or sell. The site is intended to provide users with a comprehensive, one-stop shopping collectible experience through a collectibles marketplace, linking top collectible sites to buyers and sellers from around the world.

            Currently, substantially all of our revenues are derived from our Rotman Auction operations. Rotman Auction is an auction house which provides a full range of services to sellers and buyers, including live online bidding of premier collectibles, consignment services, authentication of merchandise, digital photography, fulfillment of orders and the purchase and sale of authentic memorabilia. Rotman Auction also maintains a substantial inventory of memorabilia with popular and historical significance that allows customers to directly purchase the memorabilia without the competition from bidders in an auction format.

            In addition, our World Wide Collectors Digest ("WWCD") division, located at "www.wwcd.com" (which can also be accessed through "www.collectingexchange.com" and "www.salesonlinedirect.com") designs, hosts and maintains client websites. Its software also allows our clients to operate online stores, set prices and sell directly to online shoppers. To attract collectors of sports memorabilia, the WWCD division website includes live sports scores, live internet chat rooms, and a full listing of stadiums and arenas with seating charts, directions, team schedules, addresses and telephone numbers of major league professional sports teams.

           We are organized under the laws of the State of Delaware. Our executive office is located at 4 Brussels Street, Worcester, Massachusetts 01610, (508) 791-6710.

Securities to be Offered

            On March 23, 2000, we entered into a Securities Purchase Agreement, whereby we sold an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P. The note is convertible into common stock at a conversion price equal to the lesser of: (1) 110% of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) 75% of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date.

            In connection with the Securities Purchase Agreement, we also issued warrants to Augustine Fund, L.P. and Delano Group Securities, LLC (as the placement agent in the financing) to purchase 300,000 and 100,000 shares of common stock, respectively. The exercise price per share of common stock is $2.70, which is 120% of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date. The warrants expire on March 31, 2005.

            We have granted registration rights to the selling shareholders pursuant to which we will register common stock acquired by them upon conversion of the convertible note and exercise of the warrants. The registration statement of which this prospectus is a part registers 20,392,792 shares of common stock that may be issued upon conversion of the convertible note and exercise of the warrants.

                                  RISK FACTORS

            Before purchasing any of the shares of common stock being offered, prospective investors should carefully consider the following factors in addition to the other information contained in this prospectus or incorporated by reference into it.

            Statements in this document filed with the SEC include forward looking statements under the federal securities laws. We caution you to be aware of the speculative nature of "forward-looking statements". Statements that are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions, are intended to identify forward-looking statements. While these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements, and should not be relied upon as predictions of future events. In making these cautionary statements, we are not committed to addressing or updating each factor in future filings of communications regarding our business or results, or addressing how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. The following is a discussion of factors that could impact future results.

Risks Relating to the Company

We have a limited operating history and have experienced development stage losses.

           Our company was formed in stages and put together as a single entity in February, 1999. Accordingly, there is an extremely limited operating history upon which to base an evaluation of the company and our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Such risks include:

o   an evolving and unpredictable business model;
o   management of growth, if any;
o   our ability to anticipate and adapt to a developing market;

o   acceptance by customers of our services and merchandise sold at auctions;
o   dependence upon the level of hits to our sites;
o development of equal or superior Internet portals, auctions and related services by competitors;
o   dependence on vendors for merchandise; and
o   the ability to identify, attract, retain and motivate qualified personnel.

           To address these risks, we must, among other things, increase traffic to our websites, maintain our customer base, attract significant numbers of new customers, respond to competitive developments, implement and execute successfully our business strategy and continue to develop and upgrade our technologies and customer services. We cannot offer any assurances that we will be successful in addressing these risks.

           We incurred a net loss of $3,483,974 for the nine months ended September 30, 2000 (which includes an interest expense of $1,309,956 in connection with the sale of the 8% convertible note) and a net loss of $2,183,040 in the year ended December 31, 1999. There can be no assurance that we will be profitable in the future.

Our capital is limited and we may need additional financing to implement our business plan and continue operations.

           We require substantial working capital to fund our business. We expect that additional funds will be necessary for our company to implement its business plan. If we are unable to obtain financing in the amounts desired and on acceptable terms, or at all, we may be required to reduce significantly the scope of our presently anticipated advertising and other expenditures, which could have a material adverse effect on our growth prospects and the market price of our common stock. If we raise additional funds by issuing equity securities, our shareholders will be further diluted.

We have only recently introduced the collectibles portal and we are unable to guarantee that the marketplace will except our services and products.

           The collectibles portal was only launched in January 2000; and the research site is not yet operational. Therefore, we are unable to provide any assurances that the marketplace will accept the new direction the company has taken and the services it is offering, or that we will be able to provide such services at a profit.

We expect to incur additional losses as a result of the anticipated significant increase in marketing and promotional expenses.

           We intend to expend significant financial and management resources on brand development, research site development, marketing and advertising, website development, strategic relationships, and technology and operating infrastructure. Primarily as a result of the anticipated significant increase in marketing and promotional expenses, we expect to incur additional losses, and such losses are expected to increase significantly from current levels. In addition, we plan to continue to increase our operating expenses significantly in order to increase our customer base, increase the size of our staff, expand our marketing efforts to enhance our brand image, increase our visibility on other companies' high-traffic websites, increase our software development efforts, support our growing infrastructure, and acquire complementary businesses and technologies.

           Moreover, to the extent that increases in such operating expenses precede or are not subsequently followed by increased revenues, our business, results of operations and financial condition will be materially adversely affected. We cannot provide any assurances that our revenues will increase, or even continue at their current level, or that we will achieve or maintain profitability or generate positive cash flow from operations in future periods. We have made, and expect in the future to continue to make, significant investments in infrastructure and personnel in advance of levels of revenue necessary to offset such expenditures. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

Our operating results are unpredictable and are expected to fluctuate in the future.

           Because of the uncertain nature of the rapidly changing market we serve, period-to-period comparisons of operating results are not likely to be meaningful. In addition, you should not rely on the results for any period as an indication of future performance. Our operating results are unpredictable and are expected to fluctuate in the future due to a number of factors, many of which are outside our control. These factors include:

o our ability to significantly increase our customer base and traffic to our websites, manage our inventory mix and the mix of products offered, liquidate our inventory in a timely manner, maintain gross margins, and maintain customer satisfaction;
o   the availability and pricing of merchandise from vendors;
o   consumer confidence in encrypted transactions in the Internet environment;
o the timing, cost and availability of advertising on our websites and other entities' websites;
o   the amount and timing of costs relating to expansion of our operations;
o the announcement or introduction of new types of merchandise, service offerings or customer services by our company or our competitors;
o   technical difficulties with respect to consumer use of our websites;
o   acquisitions of complementary business and technologies;
o   governmental regulation by federal or local governments; and
o general economic conditions and economic conditions specific to the Internet and electronic commerce.

           As a strategic response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on our results of operations and financial condition. Due to all of the foregoing factors, our operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock would likely be materially adversely affected.

We rely on our relationships with online companies.

           We have increased our dependence on relationships with other online companies. These relationships include, but are not limited to, agreements for anchor tenancy, promotional placements, sponsorships and banner advertisements. Generally, these agreements are not exclusive and do not provide for guaranteed renewal. The risks included in this dependence include the following:

o the possibility that a competitor will purchase exclusive rights to attractive space on one or more key sites;
o the uncertainty that significant spending on these relationships will increase our revenues substantially or at all;
o the possibility that potential revenue increases resulting from such spending will not occur within the time periods that we are expecting;
o the possibility that space on other websites or the same sites may increase in price or cease to be available on reasonable terms or at all;
o the possibility that, if these relationships are successful, we may not be able to obtain adequate amounts of merchandise to meet the increased demand that is generated;
o the possibility that we may not be able to develop partnerships with lead manufacturers, licensers, licensees, collecting communities, and major auction houses for the collectibles portal;
o the possibility that such online companies will be unable to deliver a sufficient number of customer visits or impressions; and
o the possibility that such online companies will compete with our company for limited online auction revenues.

Any termination of the our arrangements with other online companies could have a material adverse effect on our business, results of operations and financial condition.

The successful operation of our business depends upon the supply of critical elements from other third parties.

           Our operations depend on a number of third parties for Internet/telecom access, delivery services, credit card processing and software services. We have limited control over these third parties and no long-term relationships with any of them.

           Technology. We do not own a gateway onto the Internet, but instead rely on an Internet service provider to connect our websites to the Internet. From time to time, we have experienced temporary interruptions in our websites' connection and also our telecommunications access. We license technology and related databases from third parties for certain elements of our properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information. Furthermore, we are dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment to deliver our products and services. Our internally-developed auction software depends on an operating system, database and server software that was developed and produced by and licensed from third parties. We have from time to time discovered errors and defects in the software from these third parties and, in part, rely on these third parties to correct these errors and defects in a timely manner. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business, and could expose us to liabilities to third parties.

           Order Fulfillment. We use overnight courier and delivery services for substantially all of our auction products. Should these services be unable to deliver our products for a sustained time period as a result of a strike or other reason, our business, results of operations and financial condition would be adversely affected. If, due to computer systems failures or other problems related to these third-party service providers, we experience any delays in shipment, our business, results of operations and financial condition would be adversely affected.

           Distribution. To increase traffic for our online properties and make them more available and attractive to advertisers and consumers, we expect to have distribution agreements and informal relationships with leading Web browser providers such as Microsoft, operators of online networks and leading Web sites, software developers and computer manufacturers. These distribution arrangements typically are not exclusive and do not extend over a significant amount of time. Potential distributors may not offer distribution of our properties and services on reasonable terms. Third parties that provide distribution typically charge fees or otherwise impose additional conditions on the listing of our online properties. Any failure to cost-effectively obtain distribution or to obtain distribution on terms that are reasonable, could have a material adverse effect on our business, results of operations, and financial condition.

Our failure to attract advertising revenue in quantities and at rates that are satisfactory to us could harm our business.

            We expect to derive a portion of our net revenue from advertisements displayed on our websites. Our ability to achieve substantial advertising revenue depends upon:

o   the   development   of  a  large  base  of  users   possessing   demographic
    characteristics attractive to advertisers;
o   the level of traffic on our websites;
o our ability to derive better demographic and other information from our users;
o   acceptance by advertisers of the Web as an advertising medium; and
o   our ability to transition and expand into other forms of advertising.

           No standards have yet been widely accepted for the effectiveness of Web-based advertising. Advertising filter software programs are available that limit or remove advertising from an Internet user's desktop. Such software, if generally adopted by users, may have a materially adverse effect upon the viability of advertising on the Internet. If we are unsuccessful in sustaining or increasing advertising sales levels, it could have a material adverse effect on our business, operating results and financial condition.

Our failure to manage growth could harm us.

           We have rapidly and significantly expanded our operations and anticipate that significant expansion of our operations will continue to be required in order to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. Increases in the number of employees and the volume of merchandise sales have placed significant demands on our management, which currently includes only three executive officers. In order to manage the expected growth of our operations, we will be required to expand existing operations, particularly with respect to customer service and merchandising, to improve existing and implement new operational, financial and inventory systems, procedures and controls.

           If our company's growth continues, we will experience a significant strain on our resources because of:

o the need to manage relationships with various strategic partners, technology licensors, advertisers, other Websites and services, Internet service providers and other third parties;
o difficulties in hiring and retaining skilled personnel necessary to support our businesses;
o   the need to train and manage a growing employee base; and
o pressures for the continued development of our financial and information management systems.

           Difficulties we may encounter in dealing successfully with the above risks could seriously harm our operations. We cannot offer any assurance that our current personnel, systems, procedures and controls will be adequate to support our future operations or that management will be able to identify, hire, train, retain, motivate and manage required personnel.

If future acquisitions are not successful, or if we are not able to structure future acquisitions in a financially efficient manner, there could be an adverse effect on our business and operations.

           If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe will help us develop and expand our business. The process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures which we cannot anticipate and may absorb significant management attention that would otherwise be available for further development of our existing business. Moreover, the anticipated benefits of any acquisition may not be realized. Any future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available to us on favorable terms or at all, and might be dilutive. Additionally, we may not be able to successfully identify, negotiate or finance future acquisitions or to integrate acquisitions with our current business.

Our company's success still depends upon the continued services of Gregory Rotman, Richard Rotman and John Martin and our ability to attract and retain management and qualified technical personnel.

           At present, our company employs 18 full-time personnel. We are substantially dependent on the continued services of members of our senior management and other key personnel, particularly Gregory Rotman, our President and Chief Executive Officer; Richard Rotman, our Chief Financial Officer, Vice President, and Secretary, and John Martin, our Vice President and Chief Technical Officer. Each of these individuals has acquired specialized knowledge and skills with respect to our company and our operations. As a result, if any of these individuals were to leave our company, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. In order to meet expected growth, we believe that our future success will depend upon our ability to identify, attract, hire, train, motivate and retain other highly-skilled managerial, merchandising, engineering, technical consulting, marketing and customer service personnel. We do not have a long-term employment agreements with any of our key personnel and we do not maintain any key person life insurance. We cannot offer assurances that we will be successful in attracting, assimilating or retaining the necessary personnel, and the failure to do so could have a material adverse effect on our business.

Our success is dependent upon our ability to purchase inventory at attractive prices and to liquidate inventory rapidly.

           Although we have shifted our focus to our collectibles site, at the present time Rotman Auction is still a distinct operating entity and is our
primary  source  of  revenue.   In  addition  to  auctioning   collectibles   on
consignment, currently approximately 80% of the aggregate sales prices of collectibles sold at our auctions are from our own inventory. We purchase these collectibles from dealers and collectors and assume the inventory and price risks of these items until they are sold. Due to the inherently unpredictable nature of auctions, it is impossible to determine with certainty whether an item will sell for more than the price we paid. Further, because minimum opening bid prices for the merchandise listed on our websites generally are lower than our acquisition costs for such merchandise, we cannot offer any assurance that we will achieve positive gross margins on any given sale. If we are unable to resell our purchased collectibles when we want or need to, or at prices sufficient to generate a profit on their resale, or if the market value of our inventory of purchased collectibles were to decline, our operating results would be negatively affected.

Our success is dependent upon market awareness of our brand.

           We believe that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of our company will depend largely on our success in increasing our customer base. If vendors do not perceive us as an effective marketing and sales channel for their merchandise, or consumers do not perceive our company as offering an entertaining and desirable way to purchase merchandise, we may be unsuccessful in promoting and maintaining our brand.

           Furthermore, in order to attract and retain customers and to promote and maintain our company in response to competitive pressures, we may find it necessary to increase our marketing and advertising budgets and otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. We will need to continue to devote substantial financial and other resources to increase and maintain the awareness of our online brands among website users, advertisers and e-commerce partners through:

o   Web  advertising  and  marketing;
o   traditional media advertising campaigns; and
o   providing a high quality user experience.

Our results of operations could be seriously harmed if our investment of financial and other resources, in an attempt to achieve or maintain a leading position in Internet commerce or to promote and maintain our brand, does not generate a corresponding increase in net revenue, or if the expense of developing and promoting our online brands becomes excessive.

Our competitors often provide Internet access or computer hardware to our customers and they could make it difficult for our customers to access our services.

           Our users must access our services through an Internet access provider, or ISP, with which the user establishes a direct billing relationship using a personal computer or other access device. To the extent that an access provider, such as America Online, or a computer or computing device manufacturer offers online services or properties that are competitive with those of our company, the user may find it more convenient to use the services or properties of that access provider or manufacturer. In addition, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider's or manufacturer's own directory. Also, because an access provider gathers information from the user in connection with the establishment of the billing relationship, an access provider may be more effective than our company in tailoring services and advertisements to the specific tastes of the user. To the extent that a user opts to use the services offered by his or her access provider or those offered by computer or computing device manufacturers rather than the services provided by our company, our business, operating results and financial condition will be materially adversely affected.

Our systems may fail or experience a slow down.

           A key element of our strategy is to generate a high volume of traffic to, and use of, our websites. A portion of our revenues depend on the number of customers who use our websites to purchase merchandise. Accordingly, the satisfactory performance, reliability and availability of our websites, transaction-processing systems, network infrastructure and delivery and shipping systems are critical to our operating results, as well as our reputation and our ability to attract and retain customers and maintain adequate customer service levels.

            We periodically have experienced minor systems interruptions, including Internet disruptions, which we believe may continue to occur from time to time. Any systems interruptions, including Internet disruptions, that result in the unavailability of our websites or reduced order fulfillment performance would reduce the volume of goods sold, which could harm our business. We are continually enhancing and expanding our transaction-processing systems, network infrastructure, delivery and shipping systems and other technologies to accommodate a substantial increase in the volume of traffic on our websites. We cannot guarantee that:

o we will be able to accurately project the rate or timing of increases if any, in the use of our websites;
o we will be able to timely expand and upgrade our systems and infrastructure to accommodate increases in the use of our websites;
o   we will have uninterrupted access to the Internet;
o   our users will be able to reach our Web sites;
o   communications via our Web sites will be secure;
o we or our suppliers' network will be able to timely achieve or maintain a sufficiently high capacity of data transmission, especially if the customer usage of our websites increases.

Any disruption in the Internet access to our Websites or any systems failures could significantly reduce consumer demand for our services, diminish the level of traffic to our websites, impair our reputation and reduce our commerce and advertising revenue.

Our success depends upon our communications hardware and computer hardware.

           In June 2000, we moved all of our communications hardware and computer hardware from our leased facility in Owings Mills, Maryland to our corporate headquarters in Massachusetts. Our systems are vulnerable to damage from fire, flood, power loss, telecommunication failure, break-in and similar events. We do not presently have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services and do not carry sufficient business interruption insurance to adequately compensate us for all losses that may occur. A substantial interruption in these systems would have a material adverse effect on our business, results of operations and financial condition.

           To date, we have experienced variable interruptions to our service as a result of loss of power and telecommunications connections. Despite our implementation of network security measures and firewall security, our servers are also vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties to deliberately exceed the capacity of our systems and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of our services and products and could seriously harm our business and results of operations.

Our future revenues will depend upon the continued consumer interest in the collectibles industry and demand for the types of collectibles that are listed for sale.

           We obtain some of our revenues from fees from sellers for listing products for sale on our service and fees from successfully completed auctions. Demand for collectibles is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. The popularity of certain categories of items, such as toys, dolls and memorabilia, among consumers may vary over time due to perceived scarcity, subjective value, and societal and consumer trends in general. Because these factors can change rapidly, customer demand also can shift quickly. Some collectibles appeal to customers for only a limited time. The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and consumer acceptance. We may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market. A decline in the popularity of, or demand for, certain collectibles or other items sold through our service could reduce the overall volume of transactions on our service, resulting in reduced revenues. In addition, certain consumer "fads" may temporarily inflate the volume of certain types of items listed on our service, placing a significant strain upon our infrastructure and transaction capacity. These trends may also cause significant fluctuations in our operating results from one quarter to the next. Any decline in demand for the goods or services offered through our collectibles portal as a result of changes in consumer trends could have a material adverse effect on our business.

There are certain provisions of Delaware law that could have anti-takeover effects.

           Certain provisions of Delaware law and our Certificate of Incorporation, as amended, and Amended and Restated Bylaws could make more difficult our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of our incumbent officers and directors. Our
Certificate of Incorporation and Amended and Restated Bylaws do not do not provide for cumulative voting in the election of directors. Our Bylaws include advance notice requirements for the submission by stockholders of nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting.

           We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Section 203 could adversely affect the ability of stockholders to benefit from certain transactions which are opposed by the Board or by stockholders owning 15% of our common stock, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our success is dependent upon the protection of our intellectual property.

           As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. We cannot offer assurances that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we have taken, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford our company little or no effective protection of its intellectual property.

           We may in the future receive notices from third parties claiming infringement by our software or other aspects of our business. Although we are not currently subject to any such claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and require us to enter into royalty and licensing agreements, which could have a material adverse effect on our business, results of operations and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable to the company or at all. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect the our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, results of operations and financial condition.

           We also rely on a variety of technologies that we license from third parties. We cannot make any assurances that these third-party technology licenses will continue to be available to the company on commercially reasonable terms. Our inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect our business, results of operations and financial condition.

We face risks associated with global expansion.

           We do not currently have any overseas fulfillment or distribution facility or arrangement or any websites content localized for foreign markets. We cannot offer any assurances that we will be able to establish a global presence. In addition, there are certain risks inherent in doing business on a global level, such as:

o   regulatory requirements;
o   export restrictions;
o   tariffs and other trade barriers;
o   difficulties in staffing and managing foreign operations;
o   difficulties in protecting intellectual property rights;
o   longer payment cycles;
o   problems in collecting accounts receivable;
o   political instability;
o   fluctuations in currency exchange rates; and
o   potentially adverse tax consequences.

           All of the above factors could adversely impact the success of any global operations. In addition, the export of certain software from the United

States is subject to export restrictions as a result of the encryption technology in such software and may give rise to liability to the extent we violate such restrictions. We cannot offer assurances that we will be able to successfully market, sell and distribute our products in foreign markets or that one or more of such factors will not have a material adverse effect on our future global operations, and consequently, on our business, results of operations and financial condition.

We may be exposed to liability for content retrieved from our websites.

           We may be exposed to liability for content retrieved from our websites. Our exposure to liability from providing content on the Internet is currently uncertain. Due to third party use of information and content downloaded from our websites, we may be subject to claims relating to:

o the content and publication of various materials based on defamation, libel, negligence, personal injury and other legal theories;
o copyright, trademark or patent infringement and wrongful action due to the actions of third parties; and
o other theories based on the nature and content of online materials made available through our websites.

           Our exposure to any related liability could result in us incurring significant costs and could also be a drain on our financial and other resources. We do not maintain insurance specifically covering such claims. Liability or alleged liability could further harm our business by diverting the attention and resources of our management and by damaging our reputation in our industry and with our customers.

We are involved in litigation.

            We are currently involved in a dispute with Marc Stengel and Hannah Kramer, each of whom is a substantial shareholder of our company, and with Whirl Wind Collaborative Design, Inc. ("Whirl Wind") and Silesky Marketing, Inc., two entities affiliated with Marc Stengel. Mr. Stengel and Ms. Kramer are former directors of the company. Mr. Stengel is also a former officer and employee.

            The lawsuit was initially filed against Mr. Stengel alone in June 2000. It remains pending in the US District Court for the District of Maryland. A First Amended Complaint was filed on October 11, 2000, which added the three additional defendants identified above. The First Amended Complaint seeks rescission of the transactions pursuant to which Mr. Stengel and Ms. Kramer obtained their substantial stock interests in the company, and seeks damages against Mr. Stengel and Ms. Kramer for misrepresentations and omissions under the common law of fraud, the Maryland Securities Act and certain contractual warranties and representations. The First Amended Complaint also seeks damages and remedies against Mr. Stengel for breach of his contractual duties as an employee of the company and for misrepresentations he made to the company while acting as an employee. The First Amended Complaint also seeks to recover damages from Mr. Stengel and the two corporate defendants for conversion of certain of Sales Online's assets, resources and employee services, and for unjust enrichment. Various motions and responses have been filed in connection with the First Amended Complaint. The Court has not ruled on these matters. Mr. Stengel, Whirl Wind and Silesky Marketing, Inc. have filed answers to the First Amended Complaint, and Whirl Wind has filed a counterclaim against Sales Online for conversion of a small quantity of computer equipment alleged to be owned by Whirl Wind; the Court has not ruled on any of these claims.

            On or about June 16, 2000 Stengel commenced an action in the Delaware Chancery Court pursuant to Section 225 of the Delaware General Corporation Law (the "Delaware 225 Action") seeking a determination from the Court that he was improperly removed as an officer and director of Sales Online, should be reinstated as such, and that the Rotmans be ordered to dismiss the Maryland action. The Delaware 225 Action was stayed pending the outcome of a special meeting of shareholders, discussed below. Following the results of that meeting, Sales Online moved for summary judgment and asked that the Delaware litigation be dismissed. That motion is pending.

         On July 20, 2000, in accordance with our Amended and Restated Bylaws, Gregory Rotman, called a special meeting of the stockholders to be held on September 19, 2000 for the election of directors. Gregory Rotman and Richard Rotman nominated themselves, Andrew Pilaro and John Martin for election to our Board of Directors and filed soliciting materials with the SEC. No proxy soliciting materials were filed by any other party. The meeting was held on September 19, 2000 and the nominated slate of directors were elected as our Board of Directors. Although we believe that the election was proper, we cannot predict what actions, if any, Marc Stengel may take with respect to the election of directors, including contesting the election.

           A special Board of Directors meeting was called by Gregory Rotman immediately following the special meeting of stockholders on September 19, 2000. At that meeting, the new Board removed Marc Stengel as an officer of Sales
Online, formally ratified and approved the initiation and prosecution of the Maryland action against Marc Stengel and authorized Gregory Rotman, as president and CEO to take all actions necessary to prosecute Sales Online's claims against Marc Stengel and others.

           On or about October 3, 2000, Mr. Stengel submitted to Sales Online a demand for advancement of certain expenses (including attorneys' fees) he allegedly incurred in connection with the Delaware 225 Action and Maryland action discussed above. On October 20, 2000, the Company notified Mr. Stengel that the Board of Directors had denied Mr. Stengel's advancement request.

            On or about October 24, 2000, Mr Stengel filed a second action in the Delaware Court of Chancery pursuant to Section 145 of the Delaware General Corporation Law seeking a determination from the Court that, pursuant to our Bylaws, he is entitled to be advanced his expenses, including attorneys' fees, incurred by him in connection with the Delaware 225 Action and the Maryland action (the "Delaware 145 Action"). Sales Online and Mr. Stengel have each moved for summary judgment in the Delaware 145 Action. A hearing on these matters is scheduled for December 22, 2000.

           On November 1, 2000, we filed with the Maryland Court a Motion for a Preliminary Injunction requesting that the Court enjoin Mr. Stengel and Ms. Kramer from selling, attempting to sell, or otherwise disposing of their shares of the Company's stock pending resolution of the merits of our claim for rescission. On November 9, 2000, Mr. Stengel filed an Opposition to our Motion for a Preliminary Injunction. On November 9, 2000, Mr. Stengel also filed a Motion for Preliminary Injunction requesting that the Court (i) order Sales Online to instruct its transfer agent to implement and complete all measures necessary to sell his restricted stock in compliance with Rule 144 and (ii) enjoin Sales Online from interfering with or preventing the sale of stock by Mr. Stengel in accordance with Rule 144. Both motions have been rescheduled for hearing by the Court on December 7, 2000.

            We believe that the positions asserted by Sales Online in the Maryland lawsuit are meritorious. However, no assurance can be given with respect thereto and substantial costs, including attorneys fees, are being incurred in connection with this dispute.

Risks Associated With Our Industry

The market for online services is intensely competitive.

         The market for Internet products and services is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. We currently or potentially compete with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include:

o various Internet auction houses such as eBay, ONSALE, uBID, Yahoo! Auctions, First Auction (the auction site for Internet Shopping Network, a wholly-owned subsidiary of Home Shopping Network Inc.), Surplus Auction (a wholly-owned subsidiary of Egghead, Inc.), WebAuction (the auction site for MicroWarehouse, Inc.), Insight Auction (the auction site for Insight Enterprises, Inc.) and others;
o a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, AOL, Shopping Com and Cendant Corp.;
o a variety of other companies that offer merchandise similar to ours but through physical auctions and with which we compete for sources of supply; and
o other companies that have combined a variety of services under one brand in a manner similar to ours including CMGI (Alta Vista), the Walt Disney Company (The GO Network), Excite and Lycos.

         We believe that the principal competitive factors affecting our market are the ability to attract customers at favorable customer acquisition costs, operate the websites in an uninterrupted manner and with acceptable speed, provide effective customer service and obtain merchandise at satisfactory prices. We cannot offer any assurances that we can maintain our competitive position against current and potential competitors, especially those with greater financial, marketing, customer support, technical and other resources.

         Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition. Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than the company. As a result, such competitors may be able to secure merchandise from vendors on more favorable terms than we can, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than we can.

         With respect to our new collectibles portal, several other companies have combined a variety of services under one brand in a manner similar to our portal, including Yahoo!, Microsoft (MSN), Excite, Lycos and CMGI (Alta Vista). Although our portal is focused specifically on the collectibles industry and no other site currently has the technology to store the extent of collectible information as our company, we run the risk of other sites entering into this sector and there can be no assurance that we can maintain our competitive position against potential competitors, especially those with greater financial, marketing, customer support, technical and other resources than our company. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition.

Market consolidation has created and continues to create companies that are larger and have greater resources than us.

         As the online commerce market continues to grow, other companies may enter into business combinations or alliances that strengthen their competitive positions. In the recent past, there have been a number of significant acquisitions and strategic plans announced among and between our competitors, including:

o America Online's acquisition of Netscape and its proposed merger with TimeWarner, Inc.;
o   CMGI's acquisition of 83% of AltaVista;
o Disney's acquisition of the remaining interest in Infoseek not already owned by Disney;
o   @Home Network's acquisition of Excite;
o   Yahoo!'s acquisition of GeoCities and Broadcast.com; and
o FairMarket's new alliance network comprised of Microsoft Corp., Excite@home, Ticketmaster Online and many others.

         The effects of these completed and pending acquisitions and strategic plans may have on us cannot be predicted with accuracy, but some of these competitors are aligned with companies that are larger or more well established than us. In addition, these potential competitors include television broadcasters with access to unique content and substantial marketing resources. As a result, these competitors may have access to greater financial, marketing and technical resources than us.

Our operations significantly depend upon maintenance and continued improvement of the Internet's infrastructure.

         The Internet and electronic commerce industries are characterized by rapid technological change, changes in user and customer requirements, frequent new services or product introductions embodying new technologies and emergence of new industry standards and practices that could render our existing websites and proprietary technology obsolete. Our performance will depend, in part, on our ability to license or acquire leading technologies, to enhance our existing services, and to respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

         The Internet may ultimately prove not to be a commercially viable commercial marketplace for a number of reasons, including:

o unwillingness of consumers to shift their purchasing from traditional retailers to online purchases;
o concerns over the security of Internet transactions and the privacy of users may inhibit the growth of the Internet generally, and the Web in particular;
o   limitations on access and ease of use;
o   congestion leading to delayed or extended response times;
o inadequate development of Web infrastructure to keep pace with increased levels of use; and
o   increased governmental regulation.

           We cannot offer assurances that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed or that, if they are developed, the Internet will become a viable marketing and sales channel for merchandise such as that offered by our company.

The emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

           The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services.

           Our ability to increase the speed with which we provide services to customers and to increase the scope of such services ultimately is limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion. If the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace are not developed or if the Internet does not become a viable commercial marketplace, our business, results of operations and financial condition will be materially adversely affected.

Security breaches and credit card fraud could harm our business.

           A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. We cannot give assurances that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our business, results of operations and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. To the extent that activities of our company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. We cannot offer assurances that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.

Our industry may be exposed to increased government regulation.

           Our company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, laws applicable to auction companies and auctioneers, and laws or regulations directly applicable to access to, or commerce on, the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, fraud, taxation, advertising, intellectual property rights and information security. Compliance with additional regulation could hinder our growth or prove to be prohibitively expensive.

           Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for our Internet auctions and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition.

           Several recently passed federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. Such legislation may impose significant additional costs on our business or subject us to additional liabilities.

           Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, auction regulation, sales tax, libel and personal privacy is uncertain and may take years to resolve. In addition, because our service is available over the Internet in multiple states, and we sell to numerous consumers resident in such states, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject our company to taxes and penalties for the failure to qualify. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the our business, could have a material adverse effect on our business, results of operations and financial condition.

Risks Associated with our Common Stock

Our stock price has been and may continue to be very volatile.

           The market price of the shares of our common stock has been, and is likely to be, highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in our results of operations, announcements of technological innovations, new sales formats by the company or our competitors, developments with respect to patents, copyrights or proprietary rights, changes in financial estimates by securities analysts, conditions and trends in the Internet and electronic commerce industries, adoption of a new accounting standards affecting the retail sales industry, general market conditions and other factors. Further, the stock markets have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies.

           The trading prices of many technology companies' stock have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuation of many Internet stocks are extraordinarily high based on conventional valuation standards such as price to earnings and price to sales ratios. We cannot offer any assurance that these trading prices and price earnings ratios will be sustained. These broad market factors may adversely affect the market price of our common stock. These market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate fluctuations, may adversely affect the market price of our common stock. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect of our business, results of operations and financial condition.

We have issued options, warrants and a convertible note that could have a dilutive effect on our shareholders.

           We have issued numerous options, warrants, and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders. As of October 23, 2000, we had issued employee stock options to acquire 579,000 shares of our common stock, exercisable at prices ranging from $.01 to $1.625 per share, with a weighted average exercise price of approximately $.33 per share. In addition to these options, we have reserved 19,692,792 shares of common stock for issuance upon conversion of and payment of interest on our 8% convertible note and 700,000 shares issuable upon the exercise of the warrants issued in connection with the 8% convertible note. During the terms of these securities, the holders will have the opportunity to profit from either an increase or, in the case of the convertible note, decrease in the market price of our common stock followed by a subsequent increase ,with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. In addition, the increase in the outstanding shares of our common stock as a result of the exercise or conversion of these securities could result in a significant decrease in the percentage ownership of our common stock by the purchasers of our common stock.

           The potentially significant number of shares issuable upon conversion of our 8% convertible note could make it difficult to obtain additional financing. Due to the significant number of shares of our common stock which could result from a conversion of our 8% convertible note, new investors may either decline to make an investment in our company due to the potential negative effect this additional dilution could have on their investment or require that their investment be on terms at least as favorable as the terms of the 8% convertible note If we are required to provide similar terms to obtain required financing in the future, the potential adverse effect of these existing financings could be perpetuated and significantly increased.

We will be penalized if we fail to register shares underlying our 8% convertible note and the warrants issued in connection with the 8% convertible note that we issued in March, 2000.

            We will incur penalties and costs under the terms of registration rights agreement and the 8% convertible note and the warrants issued in connection with the purchase of the 8% convertible note, all issued in the private placement in March, 2000, if we are unable to register the shares of common stock issuable upon the conversion of the 8% convertible note and the exercise of the warrants by December 15, 2000.

Conversion of the convertible note and exercise of the warrants and subsequent public sale of our common stock while its market price is declining may result in further decreases in the price.

            The number of shares of common stock issuable upon conversion of our convertible note will increase as the price of our common stock decreases, which may adversely affect the price of our common stock. On October 23, 2000, we had issued and outstanding $3,000,000 principal amount of an 8% convertible note. If the convertible note were converted on October 23, 2000, the number of shares of common stock issuable to the holder would be 9,846,396. The number of shares of common stock that may ultimately be issued upon conversion of these securities is presently indeterminable and could fluctuate significantly (See "Description of Securities"). Purchasers of common stock could therefore experience substantial dilution upon conversion of the convertible note. In addition, the significant downward pressure on the market price of our common stock could develop as the holders convert/exercise and sell material amounts of common stock which could encourage short sales by the holders or others, placing further downward pressure on the market price of our common stock.

Future sales of our common stock in the public market could adversely affect the price of our common stock.

            Sales of substantial amounts of common stock in the public market that are not currently freely tradable, or even the potential for such sales, could have an adverse effect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of October 23, 2000, these shares consist of:

o 18,464,456 shares of our outstanding common stock owned by Gregory Rotman and Richard Rotman, two of our executive officers and directors ("Rotman Shares");
o 18,256,956 shares of our outstanding common stock owned by two former directors, Hannah Kramer and Marc Stengel (together with the Rotman Shares, the "Affiliate Shares"). Hannah Kramer filed a Form 144 with the SEC indicating an intent to sell 400,000 shares (of which 207,500 have already been sold) and Marc Stengel filed a Form 144 with the SEC indicating an intent to sell 470,000 shares; and
o   approximately 579,000 shares issuable to option holders.

            Unless the Affiliate Shares and the shares issuable to option holders are further registered under the securities laws, they may not be sold except in compliance with Rule 144 promulgated by the SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale which must be complied with before they can be resold.

Future sales of our common stock in the public market could limit our ability to raise capital.

            Sales of substantial amounts of our common stock in the public market pursuant to Rule 144, upon exercise or conversion of derivative securities or otherwise, or even the potential for such sales, could also affect our ability to raise capital through the sale of equity securities.

The issuance of the convertible note and warrants required us to record non-cash expenses.

            As a result of the issuance of our 8% convertible note, we recorded non-cash interest expense attributable to the beneficial conversion feature and amortization of the related debt acquisition costs and the fair value of the related warrants of approximately $1,097,000 during the six months ended June 30, 2000. From July 1, 2000 through March 23, 2002 we will record additional non-cash interest expense attributable to amortization of the related debt acquisition costs and the fair value of the related warrants of approximately $603,000.

Present management and former directors may control the election of our directors and all other matters submitted to the stockholders for approval.

           Our executive officers and directors, in the aggregate, beneficially own approximately 40% of our outstanding common stock. Additionally, Marc Stengel and Hannah Kramer, each a former director of our company, own approximately 40% of our outstanding common stock. As a result, each group, by joining forces with the holders of 10% our outstanding common stock, may be able to exercise control over all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the company, impede a merger, consolidation, takeover or other business combination involving the company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company, which in turn could have an adverse effect on the market price of our common stock.

"Penny stock" regulations may impose certain restrictions on marketability of securities.

           The SEC adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction.

           Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability to sell our common stock in the secondary market.

The market for our company's securities is limited and may not provide adequate liquidity.

            Our common stock is currently traded on the OTC Bulletin Board. We are unable to provide any assurance or guarantee that the OTC Bulletin Board will provide adequate liquidity or that a trading market will be sustained. Holders of our company's stock may be unable to sell shares purchased should they desire to do so.

It is unlikely that we will issue stock dividends in the future.

            Anticipated capital requirements make it highly unlikely that any dividends will be paid with respect to our common stock in the foreseeable future.

                          DESCRIPTION OF OUR SECURITIES

           The summary of the terms of our capital stock set forth below does not purport to be complete. For a detailed, complete description, please see our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, copies of which were filed with the SEC as exhibits to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

General

           Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $.001 per share.

           The transfer agent and registrar for the common stock is the Olde Monmouth Stock Transfer Company, Inc., Atlantic Heights, New Jersey.

Common Stock

           As of November 27, 2000, we had 54,963,281 shares of common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable and the shares of our common stock offered by this prospectus will be, upon issuance, fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.

           Voting. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting will decide any question brought before the meeting, except when Delaware law, our certificate of incorporation, or our bylaws require a greater vote. Holders of our common stock do not have cumulative voting for the election of directors.

           Dividends. Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution.

           Preemptive Rights. The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

           Liquidation. If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities.

8% Convertible Note

           On March 23, 2000, we issued $3,000,000 principal amount of an 8% two year convertible note pursuant to a Securities Purchase Agreement. The following is a summary of the material terms of the 8% convertible note.

           Conversion Price. The note is convertible into common stock at a conversion price equal to the lesser of: (1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date.

           The number of shares of common stock that may ultimately be issued upon conversion is presently undeterminable and could fluctuate. If the applicable conversion price is 110% of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, which is $2.48, then the number of shares that may be issued upon conversion of the note is approximately 1,210,000 shares, subject to adjustment pursuant to stock splits, dividends or similar events. If the convertible note would have been converted as of October 23, 2000, the applicable conversion price would have been $.30468 per share (75% of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date) and the number of shares issuable upon conversion would have been approximately 9,846,396. Purchasers of common stock could therefore experience substantial dilution upon conversion of the convertible note.

           The convertible note includes a restriction that the convertible note is convertible by any holder only to the extent that the number of shares thereby issuable, together with the number of shares of common stock owned by such holder, but not including unconverted portions of the convertible note or unexercisable or warrants, would not exceed 4.99% of the then outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934.

           Interest. The convertible note bears interest at the rate of 8% per annum. Interest is payable in quarterly installments in arrears. Interest may at the Company's option be paid in common stock, with the number of shares of common stock to be delivered in payment of the interest to be determined by dividing the amount of interest being paid by the applicable conversion price.

           Default. An "event of default" under the convertible note will occur if, among other things, we (1) fail to pay interest or principal when due or fail to timely honor any notice of conversion of the convertible note, or (2) fail to perform in any material respect an agreement or obligation, or materially breach any of our representations or warranties, under the convertible note or the Securities Purchase Agreement. Upon an event of default, the entire indebtedness and accrued interest may become immediately due and payable. The convertible note may not be prepaid without the prior written consent of the holder.

           Adjustment. The conversion price and the number of shares received upon conversion may be adjusted in the event of a stock split, stock dividend, reorganization, merger, consolidation or sale of our assets and other similar transactions.

           Effect on Common Stock. The variable conversion price of the 8% convertible note could affect the common stock as follows:

           o Reduction in Stock Price. The number of shares of common stock issuable upon conversion of the convertible note will be inversely proportional to the market price of the common stock at the dates upon which the holder of the convertible note converts the convertible note.

           o Effect of Additional Shares in Market. To the extent that the holder of the convertible note converts and then sells its common stock in accordance with the 4.99% limitation, the common stock price may decrease due to the additional shares in the market, possibly allowing the holder to convert the convertible note into greater amounts of common stock, further depressing the stock price.

           o Impact of Dilution. The additional shares issued upon conversion of the convertible note would dilute the percentage interest of each of our existing common shareholders, and this dilution would increase as more shares of common stock are issued due to the impact of the variable conversion price. Each additional issuance of shares upon conversion would increase the supply of shares in the market and, as a result, may cause the market price of our common stock to decline. The effect of this increased supply of common stock leading to a lower market price may be magnified if there are sequential conversions of the convertible note into shares of common stock. Specifically, the selling shareholders could convert a portion of the convertible note and then sell the common stock issued upon conversion, which could result in a drop in our stock price. If the stock price were to decrease, then the selling shareholders could convert the convertible note at a lower conversion price, and be issued a greater number of shares of common stock due to the lower conversion price. The increase in the aggregate number of shares of common stock issued upon conversion of the convertible note above what it would otherwise be could place significant downward pressure on our stock price. This downward pressure on our stock price might encourage market participants to sell our stock short, which would put further downward pressure on our stock price. On the other hand, in issuing the additional shares, we will avoid repaying a $3,000,000 debt.

Warrants Issued with Convertible Note

           In connection with the issuance of the convertible note the holder of the convertible note also was granted a five-year warrant to purchase 300,000 shares exercisable at $2.70 per share per share (120% of the lowest of the closing bid prices for the common stock for the five trading days prior to March 24, 2000). This warrant is also subject to anti-dilution protection in the event of the issuance of our common stock at a prices less than the then current price for our common stock and for stock splits, stock dividends, reorganization, merger, consolidation or sale of our assets and other similar transactions.

           We also issued a five-year warrant to purchase 100,000 shares of our common stock to the Delano Group Securities, LLC for acting as the placement agent in the financing. The exercise price is $2.70 per share (120% of the lowest of the closing bid prices for the common stock for the five trading days prior to March 23, 2000). This warrant is subject to adjustment in the event of stock splits, stock dividends, reorganization, merger, consolidation or sale of our assets and other similar transactions.

           Upon exercise of all of the outstanding warrants, we will receive aggregate gross proceeds of $1,080,000.


                               REGISTRATION RIGHTS

Shelf Registration

           In the Registration Rights Agreement and Securities Purchase Agreement relating to the sale of the 8% convertible note, we agreed to file with the SEC a registration statement for the resale of the shares issuable upon conversion of the convertible note, the payment of interest on the convertible note and the exercise of the warrants issued in connection with the convertible note and to use our best efforts to keep such registration statement effective until all of the shares have been resold or can be sold immediately without compliance with the registration requirements of the Securities Act of 1933, pursuant to Rule 144 or otherwise.

           Pursuant to the Registration Rights Agreement, we are obligated to register no less than the greater of (i) 2,000,000 shares of common stock or
(ii) 200% of the maximum number of shares of common stock that would be issuable upon conversion of the convertible note and upon exercise of the warrants, assuming that the conversion and exercise occurred just prior to the filing of the registration statement of which this prospectus is a part.

Piggyback Registration

           If at any time when there is not an effective registration statement covering the shares issuable upon conversion of the convertible note, as payment of interest on the convertible note, or the exercise of the warrants, we propose to file a registration statement under the Securities Act with respect to a primary offering of our shares for our own account or the account of others, excluding registration statements in connection with employee or director benefit or compensation plans or any acquisition of any entity or business, then we will give written notice of the proposed offering to the selling shareholders as soon as practicable and we will use our best efforts to include in the proposed offering the shares issuable upon conversion of the convertible note, as payment of interest on the convertible note, or the exercise of the warrants, unless we determine not to register or to delay the registration of our securities. We will not be required to register any shares that are eligible for resale pursuant to Rule 144(k) of the Securities Act.

Indemnification

           We have agreed to indemnify the holder of the convertible note, and any person controlling it against certain liabilities incurred or arising out of any untrue or alleged untrue statement of a material fact contained in the registration statement of which this prospectus is a part, or any omission of a material fact that is required to be stated or necessary to make the statements contained in the registration statement not misleading, except to the extent that the untrue statements or omissions are based upon information about the holder of the note that was furnished by the holder to us and that we reasonably relied upon. The holder of the convertible note has agreed to indemnify us and certain related persons against certain liabilities incurred or arising out of any untrue or alleged untrue statement of a material fact contained in the registration statement of which this prospectus is a part, or any omission of a material fact that is required to be stated or necessary to make the statements contained in the registration statement not misleading, only to the extent that the untrue statements or omissions are based upon information about the holder of the note that was furnished by the holder to us and that we reasonably relied upon.

Failure to File Registration Statement

           In the event we fail to file the registration statement covering the common stock to be issued upon the conversion of the convertible note and exercise of the warrants by October 25, 2000, or if the registration statement is not declared effective by the SEC by December 15, 2000, then with respect to any portion of the note not previously converted into common stock, the applicable conversion percentage will decrease by two percent (2%) each thirty day period until the registration statement is declared effective by the SEC. If the SEC has not declared the registration statement effective within one year after March 23, 2000, the applicable conversion percentage shall be fifty percent (50%).

           Additionally, if the registration statement is not filed by October 25, 2000 and not declared effective by the SEC on or prior to December 15, 2000, we must pay cash, as liquidating damages, for such failure. The required payment will be equal to two (2%) of the purchase price of the convertible note and warrant for each thirty-day period, until the breach of the Registration Rights Agreement is cured.



                              SELLING SHAREHOLDERS

           On March 23, 2000, we issued an 8% convertible note to the Augustine Fund, L.P. for a cash investment of $3,000,000. In connection with the issuance of the note, we also issued to the Augustine Fund, L.P. and the Delano Group Securities, LLC (as the placement agent in the financing) warrants to purchase 300,000 and 100,000 shares of common stock, respectively, for an exercise price of $2.70 per share. As described elsewhere herein, this prospectus covers shares of common stock that may be acquired by the selling shareholders upon the conversion of the convertible note, as interest on the convertible note, and upon exercise of the warrants.

           Under the Registration Rights Agreement, we are required to register for resale by the selling shareholders 20,392,792 shares of our common stock. This amount is based upon:

           o The number of shares issuable upon conversion of and payment of interest on the convertible note and exercise of the warrants; and

           o The potential increase in the number of shares issuable with respect to the convertible note if the conversion price declines due to a decline in the market price for our common stock.

           In accordance with the terms of the Registration Rights Agreement with the holder of the convertible note, this prospectus covers the resale of 200% of the number of shares of common stock issuable upon conversion of the convertible note, determined as if the convertible note was converted in full at the assumed conversion price of $.30468, plus 200% of the number of shares issuable upon exercise of the warrant issued to the Augustine Fund, L.P. and 100% of the number of shares issuable upon the exercise of warrants issued to the Delano Group Securities, LLC. If the warrants were exercised in full and the entire convertible note was converted at the conversion price of $.30468 per share, only 10,246,396 shares of common stock would be issued and available for resale under this prospectus. However, we cannot determine the exact number of shares of common stock that we will ultimately issue upon exercise of the warrants and conversion of the convertible note if the conversion price declines and anti-dilution adjustments occur with respect to the warrants or the convertible note.

           Pursuant to its terms, the convertible note is convertible by any holder only to the extent that the number of shares thereby issuable, together with the number of shares of common stock owned by such holder, but not including unconverted portions of the convertible note or unexercisable or warrants, would not exceed 4.99% of the then outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. Accordingly, the number of shares of common stock set forth in the third and fourth columns in the table below for the selling shareholders exceeds the number of shares of common stock that the selling shareholders beneficially own in accordance with Section 13(d) as of October 23, 2000. This 4.99% limit may not prevent any holder from converting all of its convertible note or exercising its warrants, because the holder can convert the convertible note or exercise warrants into 4.99% of our outstanding common stock, then to the extent it liquidates some or all of these shares, the holder can convert additional amounts of the convertible note As a result, the 4.99% limit does not prevent selling shareholders from selling more than 4.99% of our common stock.

           The following table provides information as of October 23, 2000, with respect to the common stock beneficially owned by the selling shareholders. The information presented is based on data furnished to us by the selling shareholders and assumes a conversion price for the convertible note of $.30468 per share. The actual number of shares of common stock issuable upon conversion of the convertible note is subject to adjustment and could be materially more than the amounts set forth in the table below, depending on factors which we cannot predict at this time, including, among other factors, the future market price of the common stock.

            The 20,392,792 shares of common stock offered by this prospectus may be offered from time to time to the selling shareholders named below.



                                                           Number of Shares     Maximum Number of
                                  Shares of Common           That Can Be         Shares Offered
                                    Stock Owned           Acquired Over Life       Under This        Shares Beneficially
         Name of Selling            Beneficially          of the Securities       Registration           Owned After
           Shareholder            Before Offering (1)           Owned              Statement             Offering (2)
           -----------            -------------------     ------------------    -----------------    -------------------

Augustine Fund, L.P.                 2,471,425 (4.99%)       10,146,396            20,292,792                0

Delano Group Securities, LLC           100,000                  100,000               100,000                0
                                       -------                  -------               -------                -

TOTAL                                2,571,425               10,246,396            20,392,792                0

---------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The rules also provide that beneficial ownership includes shares of common stock, underlying options, warrants and convertible securities that can be exercised or converted within 60 days. To that extent, the number of shares underlying the convertible securities presented in the table may not represent the actual beneficial ownership from time to time of selling shareholders in accordance with those rules because of any adjustable rate of conversion. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially

(2) Assumes that all of the selling shareholders will sell all of the shares registered for sale hereby. Because the selling shareholders may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling shareholders after completion of the sale of shares hereunder.

                                 USE OF PROCEEDS


           The selling shareholders will receive all of the proceeds of the shares offered hereby. We will not receive any of the proceeds from the sale of such shares. However, 400,000 of the shares offered hereby are issuable upon the exercise of outstanding warrants to purchase shares of common stock (subject to adjustments). If all of the warrants are exercised by the selling shareholders, we estimate that we would receive gross cash proceeds of $1,080,000 in the aggregate (assuming none of the warrants were exercised pursuant to the cashless exercise provisions contained therein). Holders of the warrants have the right to exercise the warrants held by them by delivering shares of common stock as payment for the exercise price pursuant to the terms of the warrants. We will bear the expenses of this offering. No selling shareholder has held any position or office or had any other material relationship with our company.


                              PLAN OF DISTRIBUTION

           This prospectus relates to the offer and sale by the selling shareholders of up to 20,392,792 shares of common stock par value $.001 per share, assuming a conversion of the convertible note and an exercise of the warrants.

           The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered hereby on the OTC Bulletin Board, or otherwise, at prices and under terms then prevailing, at prices related to the then current market price, or at negotiated prices. Registration of the shares does not necessarily mean that any of the shares will be offered by the selling shareholder.

           Shares may be sold by one or more of the following means of distribution:

o block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
o   over-the-counter distributions in accordance with the rules of the NASD;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
o   privately negotiated transactions

           We will not receive any of the proceeds from the sale of shares by the selling shareholders. We will bear all expenses of the offering, except that the selling shareholders will pay all underwriting commissions, brokerage fees and transfer taxes as well as fees of its counsel.

           In connection with distributions of the shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions who may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also (i) sell our common stock short and redeliver the shares to close out such short positions; (ii) enter into option or other transactions with broker-dealers or other financial institutions which require the delivery thereto of the shares offered hereby, which shares such broker-dealer or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction); or (iii) pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may affect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

           In effecting sales, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

           In order to comply with the securities laws of certain states, the shares must be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and has been complied with.

           The rules and regulations in Regulation M under the Exchange Act provide that during the period that any person is engaged in the distribution (as defined therein) of our common stock, such person generally may not purchase shares of our common stock. The selling shareholders are subject to such regulation which may limit the timing of its purchases and sales of shares of our common stock.

           At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

           We have agreed to indemnify the selling shareholder, and any person controlling it against certain liabilities, including liabilities under the Securities Act. The selling shareholders haves agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.

           We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the sale of all the shares or the date on which shares may be sold without any restriction pursuant to Rule 144(k).

                                LEGAL PROCEEDINGS

           We are currently involved in a dispute with Marc Stengel and Hannah Kramer, each of whom is a substantial shareholder of our company, and with Whirl Wind Collaborative Design, Inc. ("Whirl Wind") and Silesky Marketing, Inc., two entities affiliated with Marc Stengel. Mr. Stengel and Ms. Kramer are former directors of the Company. Mr. Stengel is also a former officer and employee.

           The lawsuit was initially filed against Mr. Stengel alone in June 2000. It remains pending in the US District Court for the District of Maryland. A First Amended Complaint was filed on October 11, 2000, which added the defendants other than Stengel identified above. The First Amended Complaint seeks rescission of the transactions pursuant to which Mr. Stengel and Ms. Kramer obtained their substantial stock interests in the company, and seeks damages against Mr. Stengel and Ms. Kramer for misrepresentations and omissions under the common law of fraud, the Maryland Securities Act and certain contractual warranties and representations. The First Amended Complaint also seeks damages and remedies against Mr. Stengel for breach of his contractual duties as an employee of the company and for misrepresentations he made to the company while acting as an employee. The First Amended Complaint also seeks to recover damages from Mr. Stengel and the two corporate defendants for conversion of certain of our assets, resources and employee services, and for unjust enrichment. Various motions and responses have been filed in connection with the First Amended Complaint. The Court has not ruled on these matters. Mr. Stengel, Whirl Wind and Silesky Marketing, Inc. have filed answers to the First Amended Complaint, and Whirl Wind has filed a counterclaim against Sales Online for conversion of a small quantity of computer equipment alleged to be owned by Whirl Wind; the Court has not ruled on any of these claims.

           On or about June 16, 2000, Marc Stengel commenced an action in the Delaware Chancery Court pursuant to Section 225 of the Delaware General Corporation Law (the "Delaware 225 Action") seeking a determination from the Court that he was improperly removed as an officer and director of Sales Online, should be reinstated as such, and that Gregory Rotman and Richard Rotman be ordered to dismiss the Maryland action. The Delaware 225 Action was stayed pending the outcome of a special meeting of shareholders, discussed below. Following the results of that meeting, we moved for summary judgment and asked that the Delaware 225 Action be dismissed. That motion is pending.

           On July 20, 2000, in accordance with our Amended and Restated Bylaws, Gregory Rotman, called a special meeting of the stockholders to be held on September 19, 2000 for the election of directors. Gregory Rotman and Richard Rotman nominated themselves, Andrew Pilaro and John Martin for election to our Board of Directors and filed soliciting materials with the SEC. No proxy soliciting materials were filed by any other party. The meeting was held on September 19, 2000 and the nominated slate of directors were elected as our Board of Directors.

           A special Board of Directors meeting was called by Gregory Rotman immediately following the special meeting of stockholders on September 19, 2000. At that meeting, the new Board removed Marc Stengel as an officer of Sales
Online, formally ratified and approved the initiation and prosecution of the Maryland action against Marc Stengel and authorized Gregory Rotman, as president and CEO to take all actions necessary to prosecute Sales Online's claims against Marc Stengel and others.

           On or about October 3, 2000, Mr. Stengel submitted to Sales Online a demand for advancement of certain expenses (including attorneys' fees) he allegedly incurred in connection with the Delaware 225 Actions and the Maryland action. On October 20, 2000, we notified Mr. Stengel that the Board of Directors had denied Mr. Stengel's advancement request.

           On or about October 24, 2000, Mr Stengel filed a second action in the Delaware Court of Chancery pursuant to Section 145 of the Delaware General Corporation Law seeking a determination from the Court that he is entitled to pursuant to our Bylaws to be advanced his expenses, including attorneys' fees, incurred by him in connection with the Delaware 225 Action and the Maryland action (the "Delaware 145 Action"). Sales Online and Mr. Stengel have each moved for summary judgment in the Delaware 145 Action. A hearing on these matters is scheduled for December 22, 2000.

           On November 1, 2000, we filed with the Maryland Court a Motion for a Preliminary Injunction requesting that the Court enjoin Mr. Stengel and Ms. Kramer from selling, attempting to sell, or otherwise disposing of their shares of the Company's stock pending resolution of the merits of our claim for rescission. On November 9, 2000, Mr. Stengel filed an Opposition to our Motion for a Preliminary Injunction. On November 9, 2000, Mr. Stengel also filed a Motion for Preliminary Injunction requesting that the Court (i) order Sales Online to instruct its transfer agent to implement and complete all measures necessary to sell his restricted stock in compliance with Rule 144 and (ii) enjoin Sales Online from interfering with or preventing the sale of stock by Mr. Stengel in accordance with Rule 144. Both motions have been rescheduled for hearing by the Court on December 7, 2000.


                 DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

           The following table sets forth certain information regarding the directors and executive officers of Sales Online:

Name                     Age          Position
----                     ---          --------
Gregory Rotman*          34           Director, Chief Executive Officer
                                      & President

Richard Rotman*          30           Director, Chief Financial Officer,
                                      Vice President, Treasurer & Secretary

John Martin              35           Director, Chief Technology Officer &
                                      Vice President

Andrew Pilaro            30           Director
----------------------
*Gregory Rotman and Richard Rotman are brothers.



           The following is a description of the current occupation and business experience for the last five years for each director and executive officer.

           Gregory P. Rotman has served as a Director and the Chief Executive Officer and President of Sales Online since February 1999. From 1995 to 1998, he served as a Partner of Teamworks, Inc., LLC , which was responsible for the design, financing and build-out of MCI National Sports Gallery.

           Richard S. Rotman has served as a Director and the Chief Financial Officer, Vice President, Treasurer and Secretary of Sales Online since February 1999. Prior to joining Sales Online, he was involved in the management and day-to-day operations of Rotman Auction, which he formed in February 1997. From

1995 until February 1997, Mr. Rotman worked for the family business, Rotman Collectibles, where he began in sales and distribution in the new product division. As the industry was changing, Rotman Collectibles began focusing on auctions as a more permanent division and during 1996, he began to create a presence on the Internet. Mr. Rotman's primary expertise is in management and daily operations. From 1994 to 1995, Mr. Rotman served as the director of an art gallery in Jackson, Wyoming, selling original artwork to high-end clientele.

           John Martin has served as a Director and the Vice President of Sales Online since September 2000, and our Chief Technology Officer since May 2000. From May 1999 until May 2000, he served as vice president-technology. From June 1997 to May 1998, Mr. Martin was an instructor at Clark University Computer Career Institute. From August 1996 to May 1999, he served as a Software Engineer with Sybase, Inc., a software development company. From prior to 1995 to August 1996, Mr. Martin was the Senior Programmer at Presidax, which manufactures barcoded labels and is a division of Avery Dennison. From prior to 1995 to May 1999, he was also a software consultant.

           Andrew Pilaro has served as a Director of Sales Online since September 2000. Since August, 1996, he has served as the Assistant to the Chairman of CAP Advisors Limited, an investment management company, with responsibility for asset management. From August, 1995 to August, 1996, Mr. Pilaro was a clerk at Fowler, Rosenau & Geary, L.P., a stock specialist firm.

Disclosure of Commission Position on Indemnification for
Securities Act Liabilities

           Article Eleven of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability: (1) for any breach of their duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

           Our Bylaws provide that, to the fullest extent permitted by Delaware General Corporation Law our directors and officers shall be indemnified, and employees and agents may be indemnified, against expenses, including attorneys' fees, judgments, fines, and settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, and agent if such director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with the respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of Sales Online pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.


                             EXECUTIVE COMPENSATION

           The following table presents the compensation paid, on a cash basis, to the Chief Executive Officer of Sales Online and those executive officers of the Company as of December 31, 1999 who received compensation in excess of $100,000.

                           Summary Compensation Table

Name and                                   Fiscal
Principal Position                        Year (1)             Salary
------------------                        --------             ------

Gregory Rotman,                            1999               $124,519
President & Chief Executive
Officer

Richard Rotman,                            1999               $126,191
Chief Financial Officer, Vice
President, Treasurer and Secretary

Marc Stengel,                              1999               $126,194
Executive Vice President

(1) Each of the named executive officers assumed their positions as of February 25, 1999.

           None of the named executive officers received, holds or exercised any options or stock appreciation rights with respect to our securities, and none of such persons was granted any awards under any long-term incentive plan of Sales Online.

           None of our directors receives any compensation from Sales Online for serving as directors


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           On February 25, 1999, we purchased all of the outstanding common stock of Internet Auction, Inc., a Massachusetts corporation ("Internet Auction"), which was wholly owned by Gregory Rotman, Richard Rotman, Marc Stengel and Hannah Kramer, in exchange for the issuance to these individuals of an aggregate of 36,928,912 shares, representing approximately 78.4%, of the our common stock. As a result of this transaction, the principal business of Internet Auction became the business of Sales Online and Gregory Rotman, Richard Rotman, Marc Stengel and Hannah Kramer became directors of Sales Online.

           Following the transaction with Internet Auction, John Martin was granted options to purchase 471,000 shares of our common stock at an exercise price of $.01 per share, of which 177,250 are currently exercisable.

           In September 1999, we purchased certain computer equipment, Internet research technology and coding material for a purchase price of $70,000 from a corporation owned by Gregory Rotman and Richard Rotman. Sales Online believes that the terms of the purchase were fair and reasonable and on terms no less favorable than could have been obtained by an unaffiliated party.

           In February 1999 prior to the transaction with Internet Auction, Rotman Productions, an entity owned by Steven Rotman, the father of Gregory Rotman and Richard Rotman, contributed an inventory of collectibles with an estimated value of $629,000 to Internet Auction in exchange for 236 shares of Internet Auction common stock which in the transaction converted to 220,000 shares of our common stock. After the Internet Auction transaction, as additional consideration for the contribution of the inventory of collectibles, we assigned to Steven Rotman options we held to purchase 700,000 shares of our common stock owned by a third party, Universal Funding, Inc., at an exercise price of $.50 per share, which options were exercised by Steven Rotman.

           On March 7, 2000, we acquired Internet Collectible Awards (www.collectiblenet.com), an internet business that polls consumers and reports on the best Internet collectibles web sites in a variety of categories. In the lawsuit we filed against Marc Stengel and others described above, we allege that this acquisition was an undisclosed related party transaction.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           To the knowledge of the Management of Sales Online the following table sets forth the beneficial ownership of our common stock as of November 27, 2000 of each of our directors and executives officers, and all of our directors and executive officers as a group. The address of each person named below is the address of Sales Online.

           Name and Address of             Number of Shares            % of
           Beneficial Owner               Beneficially Owned           Class
           ----------------               ------------------           -----
           Gregory Rotman                     8,309,005                15.18%
           Richard Rotman                    10,155,451                18.48%
           John Martin                          177,250 (1)               *
           Andrew Pilaro                         11,700                   *
                                             __________               ______
           All directors and
           officers as a group               18,653,406                33.83%

*   Represents less than 1%

(1) Represents currently exercisable options to purchase shares of our common stock.


           To the knowledge of the Management of Sales Online, as of November 27, 2000, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to all outstanding shares of Sales Online, other than Gregory Rotman and Richard Rotman, set forth above and the following:

           Name and Address of             Number of Shares             % of
           Beneficial Owner               Beneficially Owned           Class
           ----------------               ------------------           -----
           Marc Stengel                      12,925,119                23.52%
           3743 Birch Lane
           Owings Mills, MD 21117

           Hannah Kramer                      5,331,837                 9.70%
           673 Korisa Drive
           Huntingdon Valley, PA 19006


                             DESCRIPTION OF BUSINESS

History of the Company

           After its formation on August 9, 1995 as Rose International Ltd., our company acted primarily as a non-operating holding company overseeing the operations of its subsidiaries and joint ventures. It's two wholly-owned subsidiaries included RCI, a New Jersey corporation, organized on December 2, 1987, and SPS Alfachem, Inc. ("SPS"), a New Jersey corporation, organized on May 22, 1995 and acquired May 14, 1996. RCI was primarily engaged in the manufacturing and marketing of specialty organic chemical dyes used principally in the petroleum and plastics industries. On September 30, 1997, the company transferred to the Chiralt Corp. its ownership of RCI and SPS in exchange for three million (3,000,000) common shares of NexTech Enterprises International,

Inc. (formerly International Imaging, Inc.), a Delaware corporation, which resulted in the Company's owning less than 20% of NexTech.

           On June 5, 1998, the company acquired 82.02% of the issued and outstanding common stock of the Accord Group, Inc., a Delaware corporation, located in Port Washington, New York and on July 8, 1998, changed its name to Securities Resolution Advisors, Inc. ("SRAD"). Accord, through its operating subsidiary Securities Resolution Advisors, Inc. ("SRA"), a New York corporation, served members of the investing community who had lost money due to the advice, lack of fiduciary responsibility or fraudulent practices of brokers and broker dealers. SRA advised its customers as to appropriate courses of action with respect to arbitration, as well as settlement with brokers and brokerage firms. All services were rendered on a contingency fee basis. The acquisition was accounted for utilizing the purchase method of accounting, wherein the assets of the company were recorded at fair value and the operations of Accord have become the historical operations of the company. The company issued 8,000,000 shares common stock to three individuals in exchange for 8,000,000 shares (82.02%) of the common stock of Accord. In December 1998, as a part of a restructuring, SRA became a wholly owned subsidiary of SRAD, and the company sold Accord, which had no other assets, for $40,000.

           On February 24, 1999, SRAD sold the SRA business to Richard Singer, the former president of the company in exchange for 8,000,000 shares of our common stock, all of which were cancelled. On February 25, 1999, SRAD purchased all of the outstanding common stock of Internet Auction, Inc., a Massachusetts corporation ("Internet Auction"), and subsequently changed the name to Sales OnLineDirect, Inc. The acquisition was pursuant to an Agreement and Plan of Reorganization dated January 31, 1999 between Sales Online and Gregory Rotman, Richard Rotman, Marc Stengel and Hannah Kramer, the principal shareholders of Internet Auction. Pursuant to the Agreement, we acquired all of the issued and outstanding shares of the capital stock of Internet Auction in exchange for the issuance to the principal shareholders of Internet Auction of an aggregate of 37,368,912 shares, representing approximately 80%, of our common stock. As a result of the transaction, Internet Auction became a wholly-owned subsidiary of Sales Online, the principal shareholders of Internet Auction own approximately 80% of our issued and outstanding common stock, and the principal business of Sales Online became the business of Internet Auction. Prior to the transaction with Internet Auction, Richard Singer was a principal beneficial owner of our common stock.

           In accordance with the Agreement, after the transaction, the Internet Auction shareholders were appointed to our Board of Directors, and the previously serving directors resigned from the Board.

           The following is a description of our current business.

Overview

           Our primary business is collectibles. Our primary online collectibles sites can be accessed through "www.collectingexchange.com," and "www.rotmanauction.com," each of which can also be accessed through "www.salesonlinedirect.com."

           Immediately following the transaction with Internet Auction, our mission was to offer a branded network of comprehensive shopping services to buyers and sellers of collectibles. This was accomplished through our four main business divisions:

           Rotman Auction--an auction house that has provided a full range of services to sellers and buyers, including live online bidding of premier collectibles, consignment services, authentication of merchandise, digital photography, fulfillment of orders and the purchase and sale of authentic memorabilia. This division has maintained a substantial inventory of memorabilia with popular and historical significance which allows customers to directly purchase the memorabilia without the competition from bidders in an auction format.

           Internet Auction, Inc.--offered sellers a vehicle for listing items for sale, and has brought buyers and sellers together to buy and sell personal items including but not limited to antiques, coins, collectibles, computers, memorabilia, stamps and toys online.

           World Wide Collectors Digest ("WWCD")-- located at "www.wwcd.com" (which can also be accessed through "www.collectingexchange.com" and "www.salesonlinedirect.com"), designed, hosted and maintained client websites. Its software also allowed clients to operate online stores, set prices and sell directly to online shoppers. To attract collectors of sports memorabilia, the WWCD division website included live sports scores, live internet chat rooms, and a full listing of stadiums and arenas with seating charts, directions, team schedules, addresses and telephone numbers of major league professional sports teams.

           Internet Collectibles--a wholesale and retail collectibles business that buys, stores, markets and sells collectibles and memorabilia, and maintains a substantial inventory of memorabilia with popular and historical significance.

           In order to take advantage of the tremendous growth in both the online auction and e-commerce industries, we shifted our focus to the creation of a unique and multi-faceted internet collectibles market place that services all aspects of the purchase, ownership and sale of collectibles. Our mission is to become the premier internet collectibles site consisting not only of a collectibles portal, which was initially launched on January 27, 2000, but also a global auction search and research center. We will derive revenues from the sale at auction of collectibles from our own inventory as well as from merchandise under consignment type arrangements with the public; sale of advertising on our website; and fees for services such as appraisals and gradings.

           All visitors to our new website at "www.collectingexchange.com" will be able to use the collectibles portal as a source for obtaining collectibles information. We will strive to become the premier educator and global source of information for the collectibles community. The site's tools will provide information to collectors to help them make informed decisions about price, authenticity and trading sites to buy or sell. The site is intended to provide users with a comprehensive, one-stop shopping collectible experience through a collectibles marketplace, linking top collectible sites to buyers and sellers from around the world.

           When fully operational, the site will contain components developed by Sales Online as well as components licensed from others or developed for Sales Online. The site is planned to be a general information search engine like "Yahoo" that is specific to collectible web sites. The portal has several main functions. First, it searches and collects information from every collectible site on the Internet. Through a technique known as "spidering," the Web will be searched 24 hours a day to retrieve collectibles information. This information is then stored in the site's database where users can retrieve it instantly. Second, the portal provides information on a variety of collectible topics including price guides, show calendars, auction listings, library information, grading and authentication, publications restoration services, collecting software, dealers, classifieds, etc. Third, it serves as a gatekeeper by linking collectors immediately to selected websites. Finally, when fully operational, the portal will enable users to customize their home pages with both real time auction prices of specific collectible items and more traditional Internet services (stock quotes, news, weather, etc.) and view these while pursuing their collectible interests on the site's search engine.

           In addition, when more fully operational, the site is expected to integrate with a global auction search and bidding platform--a one-stop, feature rich resource for online auctions. The advanced cross-auction search engine will provide a comprehensive, categorized and searchable index of all auction sites for a specific item, eliminating the need to search multiple auction sites. Additionally, bidders can be notified about the listing of new items, have them monitored and participate on multiple auction sites simultaneously. Sellers, too, will benefit from this search engine as they will be able to list items across multiple sites simultaneously. Sellers also benefit from the ability to quickly and easily list items across multiple sites. They will also be able to better manage the selling process, working in conjunction with leading auction sites, through use of the following features:

           o Scheduled postings--sellers can schedule the specific day and time they want their items listed, freeing them from constant computer monitoring

           o Auction tracking--sellers can track all of their auctions from one centralized location and can view current auctions, pending auctions, closed auctions and even track offline activities

           o Track post auction activity--sellers can track emails, receipt of payment, shipping status and receive feedback

           o Customized templates--sellers can create effective, eye-catching listings with automated, customized templates

           o Cross Auction Postings--sellers only need to list their sale items once before posting on multiple auction sites

           o Inventory Management--software to automatically recalculate the value of available inventory, track existing inventory and inform sellers when to restock

           o Quick Start--online sellers can immediately import existing auctions into collectingexchange.com's interface

           o One-Click Re-list--sellers can re-enter unsold items with one keystroke

           The site is also expected to provide research information for users. The research feature will be a real-time, industry-wide repository of accurate information that can be used to research specific collectible items. The search engine will store information on each and every collectible item, enabling users to have access to historical pricing information based on realized prices, actual views of the collectible articles, experts on authentication, appraisal and grading services, feedback opportunities and community discussions.

           As a search engine for the collectibles industry, collectingexchange.com is intended to provide its visitors with information with which to make educated decisions regarding collectibles. The advanced architectural technology of the search engine will allow for the collection of information about collectible items. Because fraudulently sold items are the largest concern facing the industry and its consumers, the Company will provide visitors with the research tools to complete transactions based on the most accurate, verified material available. Buyers and sellers will also benefit from direct linkage to auctions, storefronts, and classifieds, thus reducing the buyer's search time for desired items while accelerating the sale cycle for the seller.

            We believe that as a "collectibles community," the site will not only meet the collectibles needs of its visitors but their other service needs as well. The web site's user friendly approach will personalize the Web by providing visitors with a wide range of the more typical search engine services, e.g., news, email, stock quotes, travel, etc.

           On November 8, 2000, we acquired a substantial portion of the assets of ChannelSpace Entertainment, Inc., a Virginia corporation ("CSEI") and Discribe, Ltd., ("Discribe") a Canadian corporation wholly owned by CSEI. CSEI and Discribe are converged Internet content providers and producers of affinity portals, including the CollectingChannel.com and the CelticChannel.com websites. CollectingChannel.com is a leading online and broadcast destination, targeting consumers, dealers, and manufacturers in the collecting marketplace. The consideration we paid for the acquired assets was 7,530,000 unregistered shares of our common stock, and $300,000 worth of our common stock which is to be registered.

Industry Background

Growth of the Internet and the Web

           Consumers are spending an increasing amount of time on the Web. International Data Corporation ("IDC") has estimated that at the end of 1998 there were over 51 million Web users in the United States and that by the end of 2002 the number of Web users in the United States will increase to over 135 million. The growth in the number of Web users and the amount of time spent on the Web is being driven by the increasing importance of the Internet as a communications medium, an information resource, and a sales and distribution channel. The Internet has also evolved into a unique marketing channel. Some examples of business transactions which occur on the Internet include trading securities, buying consumer goods, paying bills and purchasing airline tickets. Unlike the traditional marketing channels, Internet retailers do not have many of the overhead costs borne by traditional retailers. The Internet offers the opportunity to create a large, geographically dispersed customer base more quickly than traditional retailers. The Internet also offers customers a broader selection of goods to purchase, provides sellers the opportunity to sell their goods more efficiently to a broader base of buyers and allows business transactions to occur at all hours.

Growth of the Collectibles and Online Auction Industries

           Sales Online serves both the collectibles and online auction industries. Collectibles Industry Report, 1999 recently reported that total consumer sales rose 6%, to reach $ 10.7 billion, in 1998. The Internet captured $280 million dollars in collectible sales. As an industry, collectibles are enjoying a 10% compounded annual growth rate for the fifth continuous year. There are 37 million collectors in America today, 10 million of whom use the Internet as a source to buy, sell and trade collectibles. (NewsEdge Corporation). The industry, according to Collectibles Industry Report, 1999, has seen a shift in demographics as baby-boomers have begun to take up the collecting pastime. The new market has more male collectors, higher household incomes, children in the home, and a willingness to use a range of distribution channels, including the Internet. The new demographics have also created a shift in interest from traditional collectibles, e.g. figurines and dolls, to products that meet the demands of this generation of collectors.

         The online auction industry is a large and rapidly growing industry and is expected to become a permanent player in e-commerce. The IDC, in a recent publication Online Auctions: The New E-Commerce Enabler, explained how online auctions resolve the weaknesses of traditional auctions (i.e. limited geographical coverage, a dearth of product variety, high transaction costs and information inefficiency). The Internet overcomes these issues because it can handle large quantities of data and support an infinite number of products and services. It also allows buyers and sellers to trade on a global basis.

         Online auctions are also good for e-commerce because they can drive user retention and build brands. Auctions fit the definition of a sticky application--something that engages users and keeps them coming back.

         According to Forrester Research, a consulting firm that reports on the online auction industry, online auction sales are estimated to reach $19 billion by 2003. According to the November 1, 1999 Online Reporter, eBay is the largest of the online auctions, with a user base of 7.7 million people, up from 1.3 million a year ago. Two-thirds of these users are repeat customers. It is also estimated that users, in general, spend an average of 130 minutes per month on this site, making it one of the most visited sites on the entire Internet. According to an article in the San Jose Mercury News dated September 18, 1999, eBay lists three million items per day for sale for $7 million in daily transactions.

           The number of auction sites and the recent industry mergers suggest that the online auction industry is not a passing fad. In fact, because auction sites are becoming viewed as alternatives to retail stores, it is anticipated that they will ultimately play a role in driving down retail prices.

Business Strategy

           Because of the enormous growth in the online auction industry and its concomitant increase in merger and acquisition activity, we decided to consolidate our entities in order to focus on the collectors' "stock exchange." The integrated collectibles portal, global auction search and research center have become our core focus.

           We have adopted an incremental growth strategy and have in place agreements with the companies to complete the three milestones:

           o   The launch of the collectibles  portal
           o   The launch  of the  global  auction  search
           o   The launch of the research center

          This approach provides us with the ability to begin growing our business through the portal while providing sufficient time for development and testing of the research center. During this research and development period, we will begin implementing an innovative marketing and sales campaign. This campaign will focus on building our advertising and sponsor base as well as implementing a more traditional media buying strategy.

          We believe that "stickiness" is one of the most important trends in today's Internet. Stickiness refers to finding ways of keeping Web users "glued" to a particular web site. The key to stickiness is providing users with so much useful content that they can find virtually everything they need onsite without having to go to another site. The collectibles portal will provide the "stickiness factor" for www.collectingexchange.com. Individuals will have the opportunity to create personalized home pages, providing them with access to their daily Internet services while pursuing their collectibles interests on a search engine designed to provide general information by category. Together, the three site components will provide site visitors with a comprehensive, one-stop shopping collectible experience.

           On February 1, 2000, we launched a financial website that offers visitors real-time financial and business news and a comprehensive source for stock quotes, charts, news, financial analysis, portfolios and investment research. We plan to add message boards and online trading to the site in the future. The new site is located at "www.collectingexchange.com/finance/".

Marketing and Sales

         The success of collectingexchange.com is incumbent upon the visibility it will receive on the Internet and the associated revenues generated by advertising and services. Branding our corporate identity and our services is the key to its success.

         The marketing plan is designed to position Sales Online as the premier collectibles site on the Internet. The site's unique feature will be its value as an information provider to buyers and sellers in the collectible marketplace. Marketing strategies will need to generate a substantial number of unique visitors from around the globe. These visitors will need to become repeat users for the site to create traffic and become successful. We will target both the traditional collector and the new generation of collectors (as previously described in "Industry Background.") We will also target dealers, licensors, licensees, distributors and others to host collectible pavilions and other e-commerce sites and storefronts.

         Marketing Internet companies is a relatively new phenomenon. Whereas earlier Internet advertising was mostly accomplished through banner advertising, the industry is now marketing web sites through a combination of online advertising and more traditional media and direct mail advertisement. We are adopting this approach in our marketing campaign.

Revenue Sources

           Following the transaction with Internet Auction on February 25, 1999, we primarily generated revenue from sales of our purchased inventory and from fees and commissions on sales of merchandise under consignment arrangements. Currently, substantially all of our revenues are derived from our Rotman Auction operations. However, we anticipate that future sources of revenue generation will include advertising revenue and service revenue, particularly through the sale of pavilion spots and referral links. Pavilion spots are company sponsorships that we will sell. These sponsorships give companies exclusive storefront rights for their collectible category. For example, if Sony were to purchase a pavilion, it would host the only site on collectingexchange.com dealing with music and music videos. In the Sony pavilion, visitors would be able to research the history of these items, the historical pricing of these collectibles, read articles and speak with experts on authentication. Visitors would also be provided with referral links to Sony and other sites for purchase of merchandise.

           It is anticipated that referral links may also become a source of advertising income for Sales Online. Sellers of merchandise will pay us for listing their storefronts on collectingexchange.com. When a site visitor requests a search for a collectible item, we will provide the visitor with a direct link to the seller's site, thus driving the sale. This referral link is the manner in which the seller can obtain visibility for its collectible item.

           In addition to pavilions and referral links, advertising revenues may also come from targeted banner advertising and general banner advertising.

           In terms of services, we anticipate users will pay for appraisal and grading services. Other services generating revenue will include training seminars, online autograph signings, fulfillment services for merchants, and the selling of historical price trend reports.

Competition

           The electronic commerce market is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. Under our former structure, we were competing with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include: (i) various Internet auction houses such as ONSALE, uBID, Yahoo! Auctions, First Auction, Surplus Auction, WebAuction and Insight Auction; (ii) a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, AOL, Shopping Com and Cendant Corp.; and (iii) a variety of other companies that offer merchandise similar to that of our company but through physical auctions.

           Because our new collectibles portal structure is not a buyer or seller of collectibles, it is not in direct competition with existing collectible or online auction sites. The portal will not compete with either the giants or the small players in the collectibles auction and e-commerce industries. Rather, we will work in collaboration with these companies. Further, because the research capacity of the new website will be able to validate the authenticity of collectible items, other sites will value its services. Additionally, we recently acquired a substantial portion of the assets of ChannelSpace Entertainment, Inc., a Virginia corporation ("CSEI") and Discribe, Ltd., ("Discribe") a Canadian corporation wholly owned by CSEI. CSEI and Discribe are converged Internet content providers and producers of affinity portals, including the CollectingChannel.com and the CelticChannel.com websites. By acquiring the assets of CSEI and Discribe, we have eliminated a strong source of competition. However, our Rotman Auction operations will still continue to face the competition discussed above.

           Many collectible and online auction sites are beginning to use a portal, or community, as a means of retaining its users. What distinguishes collectingexchange.com from these other sites will be its research center. The industry currently lacks an independent repository of expert and verifiable collectible information to enable collectors to make educated purchases. Because our website neither buys nor sells collectibles, it can maintain its independent integrity. Herein lies the difference between collectingexchange.com and other sites that purport to offer expert opinions and historical information.

           Although no other site currently has the technology to store the extent of collectible information as our site, we run the risk of other sites entering into this sector and there can be no assurance that we can maintain our competitive position against potential competitors, especially those with greater financial, marketing, customer support, technical and other resources than us. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect the our business, results of operations and financial condition.

Intellectual Property

           Our software programs are proprietary. To protect our interest in our intellectual property, we have non-disclosure agreements with our employees and we restrict access by others to our proprietary software.

           We believe that our products and other proprietary rights do not infringe on the proprietary rights of third parties. However, we are a recent entrant in the sale of merchandise on the Internet, and there can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products or other works of ours. Such an assertion may require us to enter into royalty arrangements or result in costly litigation.

           We are also dependent upon existing technology related to our operations. To the extent that new technological developments are unavailable to us on terms acceptable to us, or not at all, we may be unable to continue to implement our business plan which would have a material adverse effect on our business, prospects, financial condition and results of operations.

Research and Development

           Over the past 18 months we invested approximately $350,000 into the Collecting Exchange web site for design, graphics, labor and various software components. We licensed an e-commerce software system for $50,000 that will allow our merchant customers to create and manage their own storefront on the web. An additional $10,000 was paid for the source code. We spent $200,000 to design and install a high scalability, reliable and secure network/communications infrastructure to sustain our anticipated web traffic going forward. Other labor and consulting fees amounted to $250,000 for system security and integrity.

Employees

           We currently employ 18 full-time personnel. We believe that our future success will depend in part on its continued ability to attract, hire and retain qualified personnel.

Government Regulation

           We are not currently subject to direct federal, state or local regulation, and laws or regulations applicable to access or commerce on the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

           Our financial statements and notes thereto included elsewhere in this
prospectus   contain  detailed   information  that  should  be  referred  to  in
conjunction with the following discussion.

Overview

           Our primary business is collectibles. Our primary online collectibles site is located at "www.collectingexchange.com", which can also be accessed at "www.rotmanauction.com" and "www.salesonlinedirect.com." In order to take advantage of the tremendous growth in both the online auction and e-commerce industries, we are now focused on the creation of a unique and multi-faceted internet collectibles market place that services all aspects of the purchase, ownership and sale of collectibles. Our mission is to become the premier internet collectibles site consisting not only of a collectibles portal but also a global auction search and research center. We will derive revenues from the sale at auction of collectibles from our own inventory as well as from merchandise under consignment type arrangements with the public through our Rotman Auction division; sale of advertising on our website; and fees for services such as appraisals and gradings.

QUARTER ENDED SEPTEMBER 30, 2000

Results of Operations

           The following discussion compares our results of operations for the three months ended September 30, 2000, with those for the three months ended September 30, 1999.

           Revenue. For the three months ended September 30, 2000 revenue was $462,000, substantially all of which is attributable to sales of our own product and fees from buyers and sellers through the Rotman Auction operations. This represents an increase of approximately $82,000, or 21% from the three-month period ended September 30, 1999, in which revenue was $380,000. The primary reason for the increase is that we are focused on selling higher end auction lots. Most of the our sales now consist of product owned by our company rather than consignment sales. Gross profit from product sales for the three months ended September 30, 2000 was $32,000, which represents an increase of $15,000 from the comparable quarter in 1999, in which gross profit was $17,000. The increase is a result of our selling higher end auction lots.

           Sales, General, and Administrative Expenses. Sales, general and administrative ("SG&A") expenses for the three months ended September 30, 2000 were $825,000, compared to $665,000 for the three months ended September 30, 1999. The increase in SG&A costs includes an increase in professional fees of $52,000, which are primarily attributable to our legal activities. Marketing and advertising costs decreased by approximately $35,000 from the three months ended September 30, 1999. Marketing expenses were primarily attributable to print and online marketing and advertising programs designed to create brand awareness for our online sites. In addition we made investments in product development that we believe are required to remain competitive and handle increased growth.

           Interest expense. We incurred interest charges associated with the $3,000,000 convertible note and warrants during the three months ended September 30, 2000, while no such charges were incurred in the prior year.

           Loss. We recognized a loss for the three months ended September 30, 2000 of $915,000, or ($.02) per share as compared to a loss of $739,000, or ($.02) per share for the three months September 30, 1999.

           The following discussion compares our results of operations for the nine months ended September 30, 2000, with those for the nine months ended September 30, 1999.

           Revenue. For the nine months ended September 30, 2000 revenue was $1,008,000, substantially all of which is attributable to sales of the our own product and fees from buyers and sellers through the Rotman Auction operations. This represents an increase of approximately $315,000 or 45% from the nine-month period ended September 30, 1999 in which revenue was $693,000. The primary reason for the increase is that we are offering more lots during each auction and have increased the amount of the average dollars sold per lot. Gross profit for the nine months ended September 30, 2000 was $217,000 compared with $256,000 for the nine months ended September 30, 1999.

           Sales, General, and Administrative Expenses. SG&A expenses during the nine months ended September 30, 2000 were $2,445,000 compared to $1,457,000 for the nine months ended September 30, 1999. The increase in SG&A costs includes professional fees ($211,000), which are primarily attributable to our legal activities, personnel related costs ($348,000), and depreciation and amortization of ($126,000). Marketing and advertising costs decreased by approximately $104,000 from the nine months ended September 30, 1999. We also incurred significant expenses relating to the closing of the Maryland office and moving of our Internet infrastructure to Massachusetts in June 2000. In addition we made significant investments in product development that it believes are required to remain competitive and handle increased growth.

           Interest expense. We incurred $310,000 of interest charges associated with the issuance of a $3,000,000 convertible note and warrants as well as a $1,000,000 one time charge associated with the beneficial conversion feature in that debt. See "Liquidity and Capital Resources" below.

           Loss. We realized a loss for the nine months ended September 30, 2000 of $3,484,000, or ($.07) per share, compared to $1,244,000, or ($.03) per share for the nine months ended September 30, 1999.

           Inflation. We believe that inflation has not had a material effect of its results of operations.

Working Capital and Liquidity

         Cash and cash equivalents were approximately $832,000 at September 30, 2000, compared to $564,000 at September 30, 1999.

         On March 23, 2000, we entered into the Securities Purchase Agreement previously discussed in the prospectus, whereby we sold an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P. The note is convertible into common stock at a conversion price equal to the lesser of:
(1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date. Had the Augustine Fund converted the note on March 23, 2000, it would have received $4,000,000 in aggregate value of the company's common stock upon the conversion of the $3,000,000 convertible note. As a result, the intrinsic value of the beneficial conversion feature of $1,000,000 has been allocated to debt discount and additional paid-in capital. Since the debt was convertible at the date of issuance, the debt discount was charged to earnings during the quarter ended March 31, 2000.

           In connection with the Securities Purchase Agreement, we also issued warrants to the Augustine Fund, L.P. and Delano Group Securities, LLC to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is equal to one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date, or $2.70 per share. If the warrants are exercised in full, we will receive gross proceeds in the amount of $1,080,000. The warrants expire on March 31, 2005.

         In addition, we entered into a Registration Rights Agreement (modified on September 19, 2000), in pursuant to which we agreed to file the Registration Statement of which this prospectus is a part with the SEC by October 25, 2000 covering the common stock to be issued upon the conversion of the convertible note and stock purchase warrants. If this Registration Statement is not declared effective by the SEC on or before December 15, 2000, then, with respect to any portion of the note not previously converted into common stock, the applicable conversion percentage will decrease by two percent (2%) each thirty day period until the Registration Statement is declared effective by the SEC. If the SEC has not declared the Registration Statement effective within one year after March 23, 2000, the applicable conversion percentage shall be fifty percent (50%).

           Also, if the Registration Statement is not declared effective by the SEC on or prior to December 15, 2000, we will pay cash, as liquidating damages, for such failure. The required payment will be equal to two (2%) of the purchase price of the note and warrant for each thirty-day period, until the breach of the Registration Rights Agreement is cured.

         Management believes that the proceeds from this 8% convertible note and cash from operations will provide sufficient liquidity and capital resources to finance the our operations through the end of the current fiscal year.

Subsequent Event

           On November 8, 2000, we acquired a substantial portion of the assets of ChannelSpace Entertainment, Inc., a Virginia corporation (CSEI") and Discribe, Ltd., ("Discribe") a Canadian corporation wholly owned by CSEI. CSEI and Discribe are converged Internet content providers and producers of affinity portals, including the CollectingChannel.com and the CelticChannel.com websites.

FISCAL YEAR ENDED DECEMBER 31, 1999

Historical Overview

           As of December 31, 1998, the sole business of our company was the business of Securities Resolution Advisors, Inc. (""SRA"), the sole, wholly-owned subsidiary, which served members of the investing community who had lost money due to fraudulent practices of brokers. In December 1998, our former management decided to discontinue the operations of that business. In February 1999, the company sold SRA to the management of SRA, in exchange for eight million shares of our common stock, with the goal of entering into the Internet business. In furtherance of that goal, on February 25, 1999, we purchased all of the outstanding stock of Internet Auction in exchange for 37,368,912 shares of our common stock. At the time the transaction was agreed upon by our then current management, the average price of our common stock was approximately $.28 per share. As a result of this transaction, Internet Auction became our wholly-owned subsidiary, and our principal business is now the business of Internet Auction, Inc.

           Prior  to  the  transaction  with  Internet  Auction,   the  business
currently conducted by Sales Online was conducted through four related companies: Internet Auction, Inc., Rotman Auction, Internet Collectibles and World Wide Collectors Digest, Inc. Prior to, and in anticipation of the transaction with Sales Online, the companies were combined and their operations were integrated. As a part of this integration, a substantial inventory of Internet Collectibles was transferred into Internet Auction.

           For accounting purposes, the transaction is considered a capital transaction rather than a business combination transaction. This accounting treatment is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible asset has been recorded. Our financial statements reflect the acquisition by Internet Auction of the net assets of Sales Online and the recapitalization of Internet Auction's common stock based on the exchange rate in the merger agreement.

           The following is a discussion of our results of operations and financial condition for the year ended, and as of, December 31, 1999. These operations in the preceding fiscal year were conducted largely through Internet Auction, Inc. as a private company. Consequently, a comparison to the results of operations and financial condition of Sales Online for the year ended, and as of, December 31, 1998 is not particularly meaningful.

Results of Operations

           For the year ended December 31, 1999 we experienced rapid growth in its online traffic. To support this new level of activity, we made significant investment in personnel, infrastructure and marketing programs during the year.

           For the year ended December 31, 1999, gross merchandise sales were approximately $1,643,000 including consignment sales of approximately $790,000. Net revenues (sales of our own inventory plus commissions on consignment items) were $1,003,200, most of which is attributable to sales of our own inventory. Consignment sales for the year ended December 31, 1999 were approximately $790,000, or 48% of gross merchandise sales. In the 3rd quarter of 1999 we switched from an 80% consignment model to 20% consignment sales and now sell 80% of company-owned product.

           Costs of revenues increased to $706,488 in the year ended December 31, 1999. This increase is due to the fact that most of the revenues for 1999 were derived from sales of our own inventory rather than fee based income from consignment sales.

           Sales, general and administrative ("SG&A") expenses for the year ended December 31, 1999 were $2,459,743 (compared to $10,357 for 1998). This increase in SG&A expenses include higher personnel and related costs, consulting fees attributable to our engineering and product development.

           As a result of the significant SG&A expenses and the relatively brief period of combined operations, we experienced a net loss of $2,183,040 for the year ended December 31, 1999 or ($.05) per share.

           We believe that inflation has not had a material effect on our results of operations.

Working Capital and Liquidity

           Cash and cash equivalents were $221,213 at December 31, 1999.

           In April 1999 we assigned and surrendered options we held to acquire 502,500 shares of our common stock from Universal Funding, Inc. for approximately $2,450,000. In March 2000, we assigned options to investors to purchase 142,500 shares of our common stock from Universal Funding, Inc. and the net proceeds we received were approximately $87,188; it is not anticipated that the proceeds received from the assignment of these options will be a significant or recurring source of capital in the future.

           On March 23, 2000, we entered into the Securities Purchase Agreement previously discussed in this prospectus, whereby we sold an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P.

           In connection with the Securities Purchase Agreement, we also issued warrants to the Augustine Fund, L.P. and Delano Group Securities, LLC to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is equal to one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date, or $2.70 per share. The warrants expire on March 31, 2005.

           Management believes that the proceeds from this convertible note and cash from operations will provide sufficient liquidity and capital resources to finance our operations through the end of the current fiscal year.

                             DESCRIPTION OF PROPERTY

           Our corporate headquarters are presently located at 4 Brussels Street, Worcester, Massachusetts 01610. In July, 1999, we opened a second office located at 100 Painters Mill Road in Owings Mills, Maryland 21117. We lease the Maryland office, which was the primary location of the host computers and Internet access lines. The lease is a five year lease with a monthly rent of $7,494.67. In June 2000, we moved the operations in the Maryland office up to our corporate headquarters in Worcester, Massachusetts. We pay rent on the Brussels Street, Worcester location and another office in Canton, Massachusetts in the amount of approximately $2,500 per month on a tenant-at-will basis.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

           Our common stock, par value $.001 per share, began trading on August 11, 1995 and is presently traded on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol, "PAID".

         The following table sets forth the high and low bid prices for our common stock as reported by OTCBB for the eleven quarters ended September 30, 2000. The quotations from the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not represent actual transactions.


   2000                                          High           Low
                                                 ----           ---
   Quarter ended March 31, 2000                 2 9/16        17/32
   Quarter ended June 30, 2000                  2 7/32        21/32
   Quarter ended September 30, 2000              23/32         5/16

   1999                                          High           Low
                                                 ----           ---
   Quarter ended March 31, 1999                  2 1/2          1/4
   Quarter ended June 30, 1999                  8 3/16       1 1/16
   Quarter ended September 30, 1999             3 1/16       1 3/16
   Quarter ended December 31, 1999               1 3/8        13/32

   1998                                          High           Low
                                                 ----           ---
   Quarter ended March 31, 1998                    3/8         5/32
   Quarter ended June 30, 1998                     3/8          1/8
   Quarter ended September 30, 1998             1 3/16          3/8
   Quarter ended December 31, 1998                 7/8          1/4

           As of November 27, 2000, there were approximately 171 holders of record of our common stock.

           The Company has not previously paid cash dividends on its common stock, and intends to utilize current resources to expand the business; thus, it is not anticipated that cash dividends will be paid on our common stock in the foreseeable future

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

           On February 15, 1999. our former Board of Directors approved the appointment of Stephen P. Higgins, C.P.A. ("Higgins") as Sales Online's independent certified public accountants to provide accounting and auditing services for Sales Online for the year ended December 31, 1998 and also approved the dismissal of Guest & Company as Sales Online's independent auditors.

           Guest & Company's report on the annual financial statements of Sales Online for the prior fiscal years ending December 31, 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the years ended December 31, 1997 and 1996 and for the subsequent interim period preceding the dismissal of Guest & Company, there were no disagreements between Sales Online and Guest & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Guest & Company, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the annual financial statements of Sales Online.

           On March 28, 2000, our Board of Directors formally approved the termination of the accounting services provided by Higgins as Sales Online's independent auditors. We had previously, on March 24, 2000, engaged Wolf & Company, P.C. as Sales Online's independent certified accountants to provide accounting and auditing services for the year ended December 31, 1999.

         Higgins' report on the annual financial statements of Sales Online for the prior fiscal year ending December 31, 1998 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the year ended December 31, 1998 and for the subsequent interim period preceding the dismissal of Higgins, there were no disagreements between Sales Online and Higgins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Higgins, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the annual financial statements of Sales Online.


                                  LEGAL MATTERS

           Certain legal matters will be passed upon for us by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland.


                                     EXPERTS

           Wolf & Company, P.C., independent certified accountants, have audited our financial statements as of December 31, 1999 and for each of the years in the two-year period ended December 31, 1999, as set forth in their report. We've included our financial statements in this prospectus in reliance upon Wolf & Company, PC's report, upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

           We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act we file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information on file can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of the site is http:\\www.sec.gov.

           We have filed a registration statement with the SEC on Form SB-2 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, omits some information contained in the registration statement and the exhibits to the registration statement on file with the SEC pursuant to the Securities Act and the rules and regulations of the SEC under the Securities Act. For further information with respect to us and the common stock, reference is made to the registration statement. We will describe the material provisions of any contract or other document referred to in this document.

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

   AUDITED FINANCIAL STATEMENTS

   Independent Auditors' Report......................................  F-2

   Balance Sheet at December 31, 1999................................  F-3

   Statements of Operations -
   Years ended December 31, 1999 and 1998............................  F-4

   Statements of Changes in Stockholders' Equity -
   Years ended December 31, 1999 and 1998............................  F-5

   Statements of Cash Flows -
   Years ended December 31, 1999 and 1998............................  F-6-F-7

   Notes to Financial Statements
   Years ended December 31, 1999 and 1998............................  F-8-F-18

   INTERIM FINANCIAL STATEMENTS

   Interim Balance Sheet -
   September 30, 2000 (unaudited)....................................  F-19

   Interim Statements of Operations--
   Three and Nine months ended September 30, 2000 and
   1999 (unaudited)..................................................  F-20

   Interim Statements of Cash Flows -
   Nine months ended September 30, 2000 and 1999 (unaudited).........  F-21-F-22

   Interim Statements of Changes in Stockholders' Deficit -
   Nine months ended September 30, 2000 and 1999 (unaudited).........  F-23

   Notes to Interim Financial Statements
   Nine-months ended September 30, 2000 and 1999.....................  F-24-F-31

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sales OnLine Direct, Inc.
Worcester, Massachusetts


We have audited the accompanying balance sheet of Sales OnLine Direct, Inc. as of December 31, 1999, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sales OnLine Direct, Inc. as of December 31, 1999, and the results of its operations and its cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.



/s/ Wolf & Company, P.C.



Boston, Massachusetts
April 12, 2000

                            SALES ONLINE DIRECT, INC.

                                  BALANCE SHEET

                                December 31, 1999

                                     ASSETS

Current assets:

  Cash and cash equivalents                         $     221,213
  Accounts receivable                                      48,682
  Inventory                                               629,729
  Prepaid expenses                                         72,992
  Other current assets                                     11,236
                                                         --------

                  Total current assets                    983,852
                                                          -------

Property and equipment, net                               613,365
Goodwill, net                                              49,765
Other assets                                               18,667
                                                         --------

                  Total assets                          1,665,649
                                                        =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $     348,504
  Accrued expenses                                         81,483
                                                         --------

                  Total current liabilities               429,987
                                                          -------

Commitments and Contingencies

Stockholders' equity:
  Common stock, $.001 par value, 100,000,000 shares
  authorized; 46,711,140 shares issued and outstanding     46,711
  Additional paid-in capital                            4,010,033
  Accumulated deficit                                  (2,207,171)
  Unearned compensation                                  (613,911)
                                                        ---------

                  Total stockholders' equity            1,235,662
                                                        ---------

         Total liabilities and stockholders' equity    $1,665,649
                                                       ==========

                 See accompanying notes to financial statements.

                            SALES ONLINE DIRECT, INC.

                            STATEMENTS OF OPERATIONS
                     Years Ended December 31, 1999 and 1998


                                              1999                     1998
                                              ----                     ----

Revenues                                $  1,003,200               $  24,755

Cost of revenues                             706,488                       -
                                         -----------                --------

Gross profit                                 296,712                  24,755

Selling general and administrative
    expenses                               2,459,743                  10,357
                                         -----------                --------

Income (loss) from operations             (2,163,031)                 14,398

Other income                                  92,701                       -

Loss on sale of securities                  (112,710)                      -
                                         -----------                --------

Income (loss) before income taxes         (2,183,040)                14,938

Provision for taxes on income                      -                 (2,160)
                                         -----------                -------

Net income (loss)                        $(2,183,040)             $  12,238
                                         ===========               ========

Earnings (loss) per share:
         Basic                          $      (0.05)             $       -
                                         ===========             ==========

         Weighted average shares          45,277,812             37,368,912
                                         ===========             ==========


                 See accompanying notes to financial statements.



                            SALES ONLINE DIRECT, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     Years Ended December 31, 1999 and 1998

                                             Common Stock
                                         -------------------     Additional                    Stock
                                                                  Paid-in    Accumulated   Subscriptions     Unearned
                                         Shares       Amount      Capital      Deficit      Receivable     Compensation     Total
                                         ------       ------      -------      -------      ----------     ------------     -----

Balance, December 31, 1997            37,368,912   $  37,369     $      -  $   (36,369)   $         -     $         -    $   1,000

Stock subscriptions receivable                 -           -            -            -         (1,000)              -       (1,000)

Net income                                     -           -            -       12,238              -               -       12,238
                                      ----------    --------      -------   ----------     ----------      ----------     --------

Balance, December 31, 1998            37,368,912      37,369            -      (24,131)        (1,000)              -       12,238

Collection of stock subscriptions
    receivable                                 -           -            -            -          1,000               -        1,000

Contribution of assets of World
    Wide Collectors Digest                     -           -       33,229            -              -               -       33,229
Contribution of collectibles
    Inventories                                -           -      769,764            -              -               -      769,764

Acquisition of Securities Resolution
    Advisors, Inc.                     9,342,228       9,342       (8,854)           -              -               -          488

Proceeds from assignment of options            -           -    2,450,000            -              -               -    2,450,000

Compensatory stock options granted             -           -      757,848            -              -        (757,848)           -

Amortization of stock-based
    compensation                               -           -            -            -              -         143,937      143,937

Issuance of stock options to consultant
    for services                               -           -        8,046            -              -               -        8,046

Net loss                                       -           -            -   (2,183,040)             -               -    2,183,040)
                                      ----------    --------    ---------   ----------     -----------      ---------    ---------

Balance, December 31, 1999            46,711,140   $  46,711   $4,010,033  $(2,207,171)   $         -      $ (613,911)  $1,235,662
                                      ==========    ========    =========   ==========     ==========       =========    =========
               See accompanying notes to financial statements.

                                      F-5


                            SALES ONLINE DIRECT, INC.

                            STATEMENTS OF CASH FLOWS

                     Years Ended December 31, 1999 and 1998

                                                                                      1999                1998
                                                                                      ----                ----
Operating activities:

     Net income (loss)                                                            $(2,183,040)        $ (12,238)

     Adjustments to reconcile  net income  (loss) to net cash  provided by (used
        in) operating activities:
           Depreciation                                                                72,194             2,276
           Amortization of unearned compensation                                      143,937                 -
           Amortization of Goodwill                                                    19,140                 -
           Stock options issued for compensation                                        8,046                 -
           Loss on sale of securities                                                 112,710                 -
           Changes in assets and liabilities:
               Accounts receivable                                                    (36,841)                -
               Inventory                                                              171,489                 -
               Accounts payable                                                       218,144                 -
               Accrued expenses                                                        76,483             5,000
               Income taxes payable                                                    (2,160)            1,081
               Other, net                                                             (94,025)            2,160
                                                                                   ----------           -------
                     Net cash provided by (used in)
                         operating activities                                      (1,493,923)           22,755
                                                                                   ----------           -------

Investing activities:
     Purchase of securities                                                        (3,247,091)                -
     Proceeds from sale of securities                                               3,134,381                 -
     Cash received from Rotman Auction, Inc. acquisition                                9,864                 -
     Cash received from Securities Resolutions Advisors, Inc. acquisition                 488                 -
     Property and equipment acquisitions                                             (633,506)          (22,755)
                                                                                   ----------          --------
                     Net cash used in investing activities                           (735,864)          (22,755)
                                                                                   ----------          --------

Financing activities:
     Proceeds from assignment of common stock call options                          2,450,000                 -
     Proceeds from stock subscriptions                                                  1,000                 -
                                                                                   ----------          --------
                     Net cash provided by (used in)
                         financing activities                                       2,451,000                 -
                                                                                   ----------          --------

Net increase in cash                                                                  221,213                 -

Cash - beginning                                                                            -                 -
                                                                                   ----------          --------

Cash - ending                                                                     $   221,213         $       -
                                                                                   ==========          ========


                See accompanying notes to financial statements.

                                      F-6


                            SALES ONLINE DIRECT, INC.

                      STATEMENTS OF CASH FLOWS (continued)

                     Years Ended December 31, 1999 and 1998

               Supplemental disclosures of cash flow information:

Cash paid during the period for:

                                                                                         1999              1998
                                                                                         ----              ----
Income taxes                                                                           $2,432              $ --

        Supplemental Schedule of Non-cash Investing and Financing Activities

                                                                                         1999              1998
                                                                                         ----              ----

        Contributions of inventories (Note 2)                                       $ 769,764            $   --

Contribution of the net assets of World Wide Collectors Digest, Inc. were recorded at their fair values as follows:

        Due from shareholder                                                        $   2,737            $   --
        Other current assets                                                        $   1,000            $   --
        Property and equipment                                                      $  29,877            $   --
        Liabilities assumed                                                         $    (385)           $   --
        Paid in capital                                                             $  33,229            $   --

Merger of Rotman Auction, Inc. accounted for utilizing the purchase method of accounting.  The assets were recorded at their fair value as follows:

        Cash received in the transaction                                            $   9,864            $   --
        Accounts receivable                                                         $  11,841            $   --
        Merchandise inventories                                                     $  31,454            $   --
        Due from affiliate                                                          $  10,919            $   --
        Other current assets                                                        $   7,115            $   --
        Property and equipment                                                      $   1,697            $   --
        Due to Shareholder                                                          $ (11,820)           $   --
        Other liabilities assumed                                                   $(129,975)           $   --
        Goodwill                                                                    $  68,905            $   --

Common stock subscribed                                                             $      --            $1,000

                See accompanying notes to financial statements.

                                      F-7

                            SALES ONLINE DIRECT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     Years Ended December 31, 1999 and 1998


1.         ORGANIZATION

           On February 25, 1999, Securities Resolution Advisors, Inc. ("SRAD") purchased all of the outstanding common stock of Internet Auction, Inc. ("Internet Auction"). The acquisition was made pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated January 31, 1999 between SRAD and the principal shareholders ("IA Shareholders") of Internet Auction. Pursuant to the Agreement, SRAD acquired all of the issued and outstanding shares of the capital stock of Internet Auction in exchange for the issuance to the IA Shareholders of an aggregate of 37,368,912 shares, representing approximately 80%, of SRAD's issued and outstanding common stock, and the business of Internet Auction became the business of SRAD. In accordance with the Agreement, after the transaction described above, the IA Shareholders were appointed to SRAD's Board of Directors and became officers of SRAD. The previously serving directors resigned from the Board. SRAD subsequently changed its name to Sales OnLine Direct, Inc. (the "Company").

           For accounting purposes, the transaction described above is considered, in substance, a capital transaction rather than a business combination. It is equivalent to the issuance of common stock by Internet Auction for the net assets of the Company, accompanied by a recapitalization. This accounting treatment is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible asset had been recorded. Accordingly, the accompanying financial statements reflect the acquisition by Internet Auction of the net assets of the Company and the recapitalization of Internet Auction's common stock based on the exchange ratio in the Agreement.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           Basis of presentation

           Prior to the transaction described above, the business conducted by Internet Auction was through four related companies: Internet Auction, Inc.,
Rotman Auction, Internet Collectibles and World Wide Collectors Digest, Inc.("WWCD"). In anticipation of the transaction with the Company, the companies were combined and their operations integrated as follows:

           Internet Auction, Inc. - A person-to-person auction site offering sellers a vehicle for listing items for sale and allows buyers to bid on items of interest.

           Rotman Auction - A full-service auction house located in Worcester, Massachusetts. The Company provides a full range of services to sellers and buyers including live online bidding, consignment services, authentication of merchandise, digital photography as well as purchases and sales of authentic memorabilia.

                            SALES ONLINE DIRECT, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

           Internet Collectibles - A wholesale and retail collectibles division engaging in the business of buying, warehousing, distribution, marketing and selling collectibles. Internet Collectibles maintains inventory of memorabilia with popular and historical significance that allows customers to directly purchase the memorabilia without the competition from bidders in an auction format.

           WWCD - An e-commerce website for dealers in the collectibles community. WWCD is a full-service company that designs hosts and maintains dealer websites. WWCD's software allows clients to create online storefronts, set prices, and sell directly to online shoppers.

           Inventory Purchase Agreements

         On February 12, 1999, Internet Auction acquired collectibles, collectors items and memorabilia from Rotman Production, a related party, with an estimated fair value of approximately $629,000 in exchange for 236 shares of the Internet Auction's common stock received from a stockholder of Internet
Auction. In addition, the Seller was assigned the right to acquire 700,000 option shares of SRAD common stock from Universal at $.50 per share. See Note 4.

         On  February  25,  1999,   Internet  Auction   acquired   collectibles,
collectors items and memorabilia from Kim Stengel, a related party, with an estimated value of approximately $140,000 in exchange for 236 shares of the Internet Auction's common stock received from a stockholder of Internet Auction.

           Purchase of Assets of WorldWide Collectors Digest, Inc. (WWCD)

           On February 25, 1999, Internet Auction acquired the assets of WWCD, a related party, with an estimated value of approximately $34,000 in exchange for 3,835 shares of Internet Auction's common stock received from a stockholder of Internet Auction.

           Merger with Rotman Auction, Inc.

           Effective February 25, 1999, Internet Auction merged with Rotman Auction, Inc. ("Rotman"), a related party. Under the terms of the merger agreement, the shareholder of Rotman received 870 shares of the Internet Auction's common stock in exchange for the Rotman shares owned by the shareholder. Internet Auction was the surviving corporation in the merger. The merger was recorded using the purchase method of accounting. The operations of Rotman are included in the financial statements from the date of merger.

         In connection with the acquisition, the Company recognized goodwill in the amount of $68,905. Amortization of goodwill for 1999 amounted to $19,140.

           Cash and cash equivalents

           The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                            SALES ONLINE DIRECT, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

           Inventory

           Inventory consists of collectible merchandise for sale and is stated at the lower of average cost or market on a first-in, first-out (FIFO) method.

           Property and Equipment

           Property and equipment are stated at cost. Depreciation is computed using the double declining balance method over the estimated useful life of 5 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the asset or the life of the related lease.

           Goodwill

           Goodwill is being amortized on a straight-line basis over an estimated useful life of three years.

           Revenue Recognition

           The Company generates revenue on sales of its purchased inventory and from fees and commissions on sales of merchandise under consignment type arrangements.

           For sales of merchandise owned and warehoused by the Company, the Company is responsible for conducting the auction, billing the customer, shipping the merchandise to the customer, processing merchandise returns and collecting accounts receivable. The Company recognizes the gross sales amount as revenue upon verification of the credit card transaction and shipment of the merchandise.

         For sales of merchandise under consignment-type arrangements, the Company takes physical possession of the merchandise, but is not obligated to and does not take title to or ownership of the merchandise. When an auction is completed, consigned merchandise which has been sold is shipped upon receipt of payment. The Company recognizes the net commission and service revenues relating to the consigned merchandise upon receipt of the gross sales proceeds. The Company then releases the net sales proceeds to the Consignor.

           Advertising Costs

           Advertising costs are charged to operations when incurred.

                            SALES ONLINE DIRECT, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        Income Taxes

         Deferred tax asset and liabilities are recorded for temporary differences between the financial statement and tax bases of assets and liabilities using the enacted income tax rates expected to be in effect when the taxes are actually paid or recovered. A deferred tax asset is also recorded for net operating loss, capital loss and tax credit carry forwards to the extent their realization is more likely than not. The deferred tax expense for the period represents the change in the deferred tax asset or liability from the beginning to the end of the period.

        Use of Estimates

         In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the inventory valuation and the deferred tax asset valuation. Although these estimates are based on management's knowledge of current events and actions, they may ultimately differ from actual results.

         Stock Compensation Plans

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, " Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan typically have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted during 1998. There were no outstanding options at December 31, 1998. (See Note 4.)

                            SALES ONLINE DIRECT, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Concluded)

           Earnings Per Common Share

           Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common hares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Stock options have been excluded from the computation of diluted earnings per share because they were antidilutive as a result of the Company's net loss for the year.

           Recent Accounting Pronouncements

         The Financial Accounting Standards Board ("FASB") has issued a proposed interpretive release, Stock Compensation-Interpretation of Opinion 25
("Interpretation"). The Interpretation will provide accounting guidance on several issues that are not specifically addressed in Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees". Of the many questions addressed in the Interpretation, the most significant are a clarification of the definition of the term "employee" for purposes of applying the opinion and the accounting for options that have been repriced.

           The Interpretation is generally effective beginning July 1, 2000. The Interpretation applies prospectively at that date for repricings that occurred after December 15, 1998. It also applies prospectively on July 1 to new awards granted after December 15, 1998 for purposes of applying the definition of "employee ".

           In December1999, the Securities and Exchange Commission (the "Commission") published Staff Accounting Bulletin ("SAB") No. 101,"Revenue Recognition", which provides guidance for applying generally accepted principles to revenue recognition in financial statements filed with the Commission, including income statement presentation and disclosure. As originally issued, SAB 101 was to be applied no later than the first quarter of the fiscal year beginning after December 15, 1999. However, the Commission has delayed the effective date of the SAB for companies with fiscal years beginning between December 16, 1999 and March 15, 2000. For such entities, the mandatory implementation date may now be no later than the second quarter of the fiscal year beginning after December 15, 1999.

           The Company is in the process of reviewing the pronouncements detailed above to determine the impact on the Company.

3.         PROPERTY AND EQUIPMENT

           Property and equipment at December 31, 1999 consisted of the following:

                                                                   1999
                                                                   ----

                      Computer equipment and software           $518,434
                      Office Furniture                            56,075
                      Leasehold Improvements                      54,995
                      Purchased software                          70,000
                                                                  ------
                                                                 699,504
                      Accumulated depreciation                   (86,139)
                                                                --------

                                                                $613,365
                                                                 =======
                                      F-12

                            SALES ONLINE DIRECT, INC.

           PROPERTY AND EQUIPMENT (Continued)

           Depreciation and amortization expense of property and equipment for the years ended December 31, 1999 and December 31, 1998 amounted to $ 72,194 and $ 2,276, respectively.

           The Company leases its technology location under an operating lease commencing on January 1, 2000 and expiring on December 31, 2004. The Company also leases offices and warehouse facilities for approximately $2,500 per month on a tenant-at-will basis.

           The following is a schedule of future minimum lease payments for the operating lease in effect at December 31, 1999:

                      Year                   Amount
                      ----                   ------

                      2000                 $  89,936
                      2001                    89,936
                      2002                    89,936
                      2003                    91,980
                      2004                    94,024
                                            --------

                                           $ 455,812
                                            ========

           Rent expense for the year ended December 31, 1999 amounted to $29,265.

4.         COMMON STOCK

           Call Option Agreement

           In connection with the agreement described in Note 1, on February 25, 1999, SRAD entered into a Call Option Agreement ("Option Agreement") with Universal Funding, Inc. (Universal), a shareholder of SRAD and a beneficial owner of 3,000,000 shares of SRAD's common stock. Under the Agreement, Universal agreed to grant certain options to SRAD to acquire 2,000,000 shares of SRAD's common stock owned by Universal. The options consist of 1,000,000 shares at $.50 per share exercisable through February 25, 2000 and 1,000,000 shares at $.75 per share exercisable through February 25, 2001. The exercise price was reduced to
 .375 per share through April 30, 1999.

           In addition, the Company assigned options to purchase 160,000 shares of stock from Universal to Richard Singer, the former President of SRAD, for services rendered to SRAD in connection with the acquisition of Internet Auction, Inc. Also, the Company assigned options to purchase 700,000 shares of stock from Universal in connection with the acquisition of certain inventories. See Note 2.

           In April 1999,  the  Company  assigned  options to  purchase  500,000
shares  of  stock  from  Universal  to  certain   individuals  in  exchange  for
$2,450,000, which was added to the paid-in capital of the Company.

           At December 31, 1999, the Company had a balance of 640,000 shares remaining under the agreement with an exercise price of $.75 and an expiration date of February 25, 2001.

                            SALES ONLINE DIRECT, INC.

           COMMON STOCK (continued)

           Stock Options

           In June 1999, the Company's Board of Directors adopted the 1999 Stock Option Plan (the "1999 Plan") which provided for the issuance of options to directors, officers, employees and consultants of the Company to purchase up to 1,000,000 shares of the Company's common stock. Options granted under the plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO").

           The 1999 Plan provides that each option be granted at a price determined by the Board of Directors on the date such option is granted and have a maximum option term of ten years. The options granted become exercisable during a period of time as specified by the Board of Directors at the date such option is granted.

           In July 1999, the Company granted an option to an employee to purchase 471,000 shares of common stock at $.01 per share. The option is exercisable over a four-year period. The Company recorded unearned compensation of $757,848, based on the difference between the fair market value of the common stock at the grant date and the exercise price. The unearned compensation is being amortized over the vesting period of the option. Amortization expense related to unearned compensation amounted to $143,937 for the year ended December 31, 1999.

           An analysis of the activity in the 1999 Plan is as follows:

                                                                     Weighted
                                                                      Average
                                                                     Exercise
                                                 Shares               Price
                                                 ------               -----


    Shares under option:
    Outstanding at beginning of year                 -             $      -

    Granted                                    597,000                 0.33
    Exercised                                        -                    -
    Expired/Cancelled                          (18,000)                1.63
                                              --------


    Outstanding at end of year                 579,000             $   0.29
                                               =======
    Options exercisable at year end             94,750

    Weighted average fair value of
         options granted during the year         $1.62             $   0.01

                            SALES ONLINE DIRECT, INC.

           COMMON STOCK (continued)

           Stock Options (continued)

           Information pertaining to options outstanding at December 31, 1999 is as follows:

                                      Options Outstanding                                Options Exercisable
                                      -------------------                                -------------------

                                                     Weighted
                                                     Average              Weighted                    Weighted
                                                     Remaining            Average                     Average
              Range of            Number             Contractual          Exercise         Number     Exercise
           Exercise Prices      Outstanding           Life                 Price         Exercisable  Price
           ---------------      -----------           ----                 -----         -----------  -----

             $ .01               471,000              9 years            $  0.010          89,125    $0.010
              .812                14,000              9                     0.812             125     0.812
             1.625                94,000              9                     1.625           5,500     1,625
                                  ------                                                   ------

Outstanding at end
of year                          579,000                                 $  0.330          94,750    $0.010
                                 =======                                  =======

           During July 1999, the Company's Board of Directors adopted, subject to stockholders' approval, the 1999 Omnibus Share Plan (the "Omnibus Plan") which provides for both incentive and non-qualified stock options, stock appreciation rights and other awards to directors, officers and employees of the Company to purchase or receive up to 1,000,000 shares of the Company's stock. A committee of the Board of Directors ("Committee") establishes the option price at the time each option is granted, which price may, in the discretion of the Committee, be less than 100% of the fair market value of the shares on the date of the grant. The options granted will have a maximum term of ten years and shall be exercisable during a period as specified by the Committee. There were no incentive options granted under the Omnibus Plan during 1999.

           The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, compensation cost has been recognized only to the extent described above. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                      Years Ended December 31,
                                                      1999               1998
                                                      ----               ----

   Net income(loss)          As reported          $(2,183,040)        $ 12,238
                             Pro forma            $(2,197,613)             N/A

   Basic loss per share      As reported          $     (0.05)             N/A
                             Pro forma            $     (0.05)             N/A

                            SALES ONLINE DIRECT, INC.

           COMMON STOCK (concluded)

           Stock Options (concluded)

           The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                           Years Ended December 31,

                                           1999                 1998
                                           ----                 ----


           Expected life                   4 years              N/A
           Risk-free interest rate         6.0%                 N/A
           Dividend yield                  None                 N/A
           Volatility                      254%                 N/A


5          INCOME TAXES

           There was no provision for income taxes for the years ended December 31, 1999 due to the Company's net operating loss and its valuation reserve against deferred income taxes.

           The difference between the provision for income taxes from amounts computed by applying the statutory federal income tax rate of 34% and the Company's effective tax rate is due primarily to the net operating loss incurred by the Company and the valuation reserve against the Company's deferred tax asset.

           The tax effects of temporary differences and carryforwards that give rise to deferred taxes are:

           Federal net operating loss carryforwards             $ 625,000
           State net operating loss carryforwards                 195,000
           Stock-based compensation recognized for
           financial statement purposes                            60,000
                                                                ---------

                                                                  880,000
           Valuation reserve                                     (880,000)
                                                                ---------

           Net deferred tax asset                               $       -
                                                                =========

           The valuation reserve applicable to net deferred tax asset for the year ended December 31, 1999 is due to the likelihood of the deferred tax not expected to be utilized.

           At December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $2,200,000 available to offset future taxable income which will expire in 2019.

                            SALES ONLINE DIRECT, INC.

6.         RELATED PARTY TRANSACTION

           During September 1999, the Company purchased certain computer equipment and internet research technology and coding material from Timeline, Inc. ("Timeline") in the amount of $70,000. Timeline is a related party as it is owned by certain officers of the Company.

7.         SUBSEQUENT EVENTS

           Convertible Debt Financing

           On March 23, 2000, the Company entered into a Securities Purchase Agreement (the "Agreement"), whereby the Company sold an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P. (the "Buyer").

           The note is convertible into common stock at a conversion price equal to the lesser of: (1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date.

           Had the Buyer converted the note on March 23, 2000, the Buyer would have received $4,000,000 in aggregate value of the company's common stock upon the conversion of the $3,000,000 convertible note. As a result, the intrinsic value of the beneficial conversion feature of $ 1,000,000 will be allocated to debt discount and additional paid-in capital. Since the debt is convertible at date of issuance, the debt discount will be charged to earnings at that time.

           In connection with the Agreement, the Company also issued warrants to the Buyer and Delano Group Securities to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is equal to one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date. The warrants expire on March 31, 2005.

           In addition, the Company entered into a Registration Rights Agreement, whereby the Company agreed to file a Registration Statement with the Securities and Exchange Commission (SEC), within 180 days of the closing date, covering the common stock to be issued upon the conversion of the convertible note and stock purchase warrants.

                            SALES ONLINE DIRECT, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

           SUBSEQUENT EVENTS (concluded)

           Convertible Debt Financing (concluded)

           If the Registration Statement is not declared effective by the SEC on or before September 30, 2000, then with respect to any portion of the note not previously converted into common stock, the applicable conversion percentage will decrease by two percent (2%) each thirty day period until the Registration Statement is declared effective by the SEC. If the SEC has not declared the Registration Statement effective within one year after March 23, 2000, the applicable conversion percentage shall be fifty percent (50%).

           Also, if the Registration Statement is not filed by the filing date and not declared effective by the SEC on or prior to September 30, 2000, the Company shall pay cash, as liquidating damages, for such failure. The required payment will be equal to two (2%) of the purchase price of the note and warrant for each thirty-day period, until the breach of the Registration Rights Agreement is cured.

All fees and expenses related to the registration of the common stock will be paid by the Company.

           Issuance of Common Stock

           On February 17, 2000, the Company issued 75,000 shares of its common stock to Universal Funding, Inc. for payment of certain fees due in connection with the granting of the common stock call options and temporary reduction of the call option exercise price. In addition, the Company issued 35,000 shares of its common stock to an investment consultant for service rendered in connection with the common stock option grant transactions.

           Also, the Company issued 35,000 shares to a consultant for services rendered in the first quarter of 2000.

           The value of the common shares at the date of issuance of the shares described above was $1.28 per share.

           Assignment of Stock Options

           In March 2000, the Company assigned to an investor options to purchase 42,500 shares of the Company's common stock from Universal. The net proceeds to the Company were approximately $21,000.

           Business Acquisition

           On March 7, 2000, the Company acquired Internet Collectible Awards (www.collectiblenet.com), an internet business that polls consumers and reports on the best Internet collectibles Web sites in a variety of categories. As consideration for the acquisition, the Company paid $50,000 cash and issued 200,000 shares of the Company's common stock valued at $237,500 (based on the Company's stock price at the date of acquisition). The acquisition will be accounted for under the purchase method of accounting.


                            SALES ONLINE DIRECT, INC
                                  BALANCE SHEET
                               SEPTEMBER 30, 2000


                                     Assets

Current assets:
   Cash and cash equivalents                                                                    $   831,589
   Inventory                                                                                        729,812
   Marketable securities                                                                             31,041
   Prepaid expenses                                                                                  97,348
   Other current assets                                                                              46,105
                                                                                                -----------
      Total current assets                                                                        1,735,895

Property and equipment, net                                                                         581,625
Goodwill                                                                                             32,539
Other intangible assets                                                                             254,550
Debt financing costs, net                                                                           198,750
Other assets                                                                                         15,667
                                                                                                -----------
        Total assets                                                                            $ 2,819,026
                                                                                                ===========
                      Liabilities and stockholders' deficit

Current liabilities:
   Accounts payable                                                                             $     87,081
   Accrued expenses                                                                                  357,781
                                                                                                ------------
      Total current liabilities                                                                      444,862
                                                                                                ------------
Convertible Debt                                                                                   2,683,446
                                                                                                ------------
Stockholders' deficit:
   Common stock, $.001 par value, 100,000,000 shares
      authorized; 47,056,140 shares issued and outstanding                                            47,056
   Additional paid-in capital                                                                      5,809,211
   Accumulated deficit                                                                            (5,691,145)
   Unearned compensation                                                                            (474,404)
                                                                                                ------------
      Total stockholders' deficit                                                                   (309,282)
                                                                                                ------------
        Total liabilities and stockholders' deficit                                             $  2,819,026
                                                                                               =============

            See accompanying notes to unaudited financial statements


                            SALES ONLINE DIRECT, INC.
                             STATEMENTS OF OPERATION
                                   (unaudited)

                                               Three months      Nine months         Three months        Nine months
                                                  ended             ended                ended              ended
                                               September 30,     September 30,       September 30,       September 30,
                                                   2000              2000                1999                1999
                                               -------------     -------------       -------------       -------------
Revenues                                       $  461,554        $   1,007,692       $    380,148        $  692,792

Cost of revenues                                  429,511              790,449            363,232           437,063
                                                  -------           ----------            -------           -------
Gross Profit                                       32,043              217,243             16,916           255,729

Selling, general and
   administrative expenses                        825,169            2,445,492            665,520         1,456,714
                                                  -------            ---------            -------         ---------

Loss from operations                             (793,126)          (2,228,249)          (648,604)       (1,200,985)
                                                 --------            ---------            -------         ---------

Other income (expense)
   Interest expense                              (147,500)          (1,309,956)                 -                 -
   Other income (expense)                          25,905               54,231            (89,927)          (43,394)
                                                  -------            ---------             ------            ------

      Total other income (expense)               (121,595)          (1,255,725)           (89,927)          (43,394)
                                                  -------            ---------             ------            ------

Loss before income taxes                         (914,721)          (3,483,974)          (738,531)       (1,244,379)

Provision for taxes on income                           -                    -                  -                 -
                                                 --------            ---------            -------         ---------

Net loss                                       $ (914,721)       $  (3,483,974)          (738,531)      $(1,244,379)
                                         ================     ================    ================     ============

Loss per share
   Basic                                       $   (0.019)       $      (0.074)     $      (0.016)      $    (0.028)
                                         ================     ================    ===============    ==============

Weighted average shares                        47,056,140           46,983,093         46,711,140        44,794,786
                                         ================     ================    ===============    ==============

            See accompanying notes to unaudited financial statements



                            SALES ONLINE DIRECT, INC
                             STATEMENT OF CASH FLOWS
                            For the nine months ended
                                   (unaudited)


                                                                             September 30,       September 30,
                                                                                2000                1999
                                                                             ------------        -------------
Operating activities:
   Net (loss)                                                                $ (3,483,974)       $ (1,244,379)
      Adjustments to reconcile net (loss)
        to net cash (used in) operating
        activities
           Depreciation and amortization                                          230,626              33,314
           Amortization of unearned compensation                                  139,507                   -
           Realized (gain) loss on marketable securities                           26,286              15,069
           Unrealized (gain) loss on marketable securities                        (41,098)             49,912
           Beneficial conversion feature                                        1,000,000                   -
           Amortization of debt discount                                          113,446                   -
           Changes in assets and liabilities:
              Accounts receivable                                                  48,682             (81,942)
              Inventory                                                          (100,083)             28,739
              Due from related parties                                                  -               4,006
              Accounts payable                                                   (266,588)             11,351
              Accrued expenses                                                    276,298              89,952
              Other, net                                                          (59,225)            (51,262)
                                                                               ----------          -----------

                  Net cash (used in) operations                                (2,116,123)         (1,145,240)
                                                                               ----------          ----------

Investing activities:
   Acquisition of marketable securities                                          (407,975)         (2,149,446)
   Proceeds from sales of marketable securities                                   391,746           1,710,029
   Acquisition of Securities Resolution Advisors, Inc.                                 -                  488
   Merger with Rotman Auction, Inc.                                                    -                9,864
   Other assets                                                                        -              (70,000)
   Property and equipment additions                                               (74,460)           (230,994)
                                                                               ----------          ----------

                  Net cash (used in) investing activities                         (90,689)           (730,059)
                                                                               ----------          ----------

Financing activities:
   Proceeds from assignment of common stock call options                           87,188           2,450,000
   Stock subscription receivable                                                       -                1,000
   Repayment of officer loan                                                           -              (12,000)
   Net proceeds from convertible securities                                     2,300,000                  -
   Proceeds from sale of warrants                                                 430,000                  -
                                                                               ----------          ----------
                 ---

                  Net cash provided by financing activities                     2,817,188           2,439,000
                                                                               ----------          ----------
                 ---

Net increase in cash and equivalents                                              610,376             563,701
Cash and equivalents, beginning                                                   221,213                  -
                                                                               ----------          ----------
Cash and equivalents, ending                                                   $  831,589          $  563,701
                                                                               ==========          ==========
            See accompanying notes to unaudited financial statements



                            SALES ONLINE DIRECT, INC
                      STATEMENTS OF CASH FLOWS (continued)
                            For the nine months ended
                                   (unaudited)


                                                                           September 30,       September 30,
                                                                                2000               1900
                                                                           -------------       -------------

               Supplemental disclosures of cash flow information:
Cash paid during the period for:


   Interest                                                                $         -         $         -
                                                                           =============       =============

   Income taxes                                                            $       5,185       $         -
                                                                           =============       =============

      Supplemental schedule of Non-cash Investing and Financing Activities:

Contributions of inventories                                               $         -         $     769,764
                                                                           =============       =============

Contribution of the net assets of World Wide Collectors Digest, Inc. were recorded at their fair values as follows:
      Due from shareholder                                                 $         -         $       2,737
      Other current assets                                                           -                 1,000
      Property and equipment                                                         -                29,877
      Liabilities assumed                                                            -                  (385)
      Paid-in capital                                                                -                33,229


Merger of Rotman Auction, Inc. accounted for utilizing the purchase method of accounting.  The assets were recorded at their fair values as follows:
      Cash received in the transaction                                               -                 9,864
      Accounts receivable                                                            -                11,841
      Inventory                                                                      -                31,454
      Due from affiliate                                                             -                10,919
      Other current assets                                                           -                 7,115
      Property and equipment                                                         -                 1,697
      Due to shareholder                                                             -               (11,820)
      Other liabilities assumed                                                      -              (129,975)
      Goodwill                                                                       -                68,905


Acquisition of Internet Collectible Awards
   for Common stock and liabilities                                        $     287,500
Consulting fees paid in common stock                                              44,835


                            See accompanying notes to unaudited financial statements


                            SALES ONLINE DIRECT, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                  For the nine months ended September 30, 2000
                                  (unaudited)


                                                         Common Stock
                                                 -----------------------------
                                                                               Additional
                                                                                Paid-in       Accumulated    Unearned
                                                   Shares          Amount       Capital        Deficit     Compensation     Total
                                                 ----------      ---------     -----------   ------------  -------------  ----------

Balance, December 31, 1999                       46,711,140      $46,711      $4,010,033     $(2,207,171)  $(613,911)    $1,235,662

Common stock issued in connection with              110,000          110            (110)           -           -              -
call option agreement

Common stock issued to consultant                    35,000           35          44,800            -           -            44,835
for services

Acquisition of Internet Collectible Awards          200,000          200         237,300            -           -           237,500

Proceeds from assignment of options                    -            -             87,188            -           -            87,188

Beneficial conversion discount                         -            -          1,000,000            -           -         1,000,000

Issuance of warrants                                   -            -            430,000            -           -           430,000

Amortization of stock-based compensation               -            -               -               -        139,507        139,507

Net loss                                               -            -               -         (3,483,974)       -        (3,483,974)
                                                 ----------      -------      ----------     -----------   ---------     ----------

Balance, September 30, 2000                      47,056,140      $47,056      $5,809,211     $(5,691,145)  $(474,404)    $ (309,282)
                                                 ==========      =======      ==========     ===========   =========     ==========

            See accompanying notes to unaudited financial statements

                            SALES ONLINE DIRECT, INC.
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
                  Nine months ended September 30, 2000 and 1999

   1.    ORGANIZATION

         On February 25, 1999, Securities Resolution Advisors, Inc. ("SRAD") purchased all of the outstanding common stock of Internet Auction, Inc. ("Internet Auction"). The acquisition was made pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated January 31, 1999 between SRAD and the principal shareholders ("IA Shareholders") of Internet Auction. Pursuant to the Agreement, SRAD acquired all of the issued and outstanding shares of Internet Auction in exchange for the issuance to the IA Shareholders of an aggregate of 37,368,912 shares, representing approximately 80%, of SRAD's issued and outstanding common stock, and the business of Internet Auction became the business of SRAD. In accordance with the Agreement, after the transaction described above, the IA Shareholders were appointed to SRAD's Board of Directors and became officers of SRAD. The previously serving directors resigned from the Board.

         SRAD subsequently changed its name to Sales OnLine Direct, Inc. (the "Company"). For accounting purposes, the transaction described above is considered, in substance, a capital transaction rather than a business combination. It is equivalent to the issuance of common stock by Internet Auction for the net assets of the Company, accompanied by a recapitalization. This accounting treatment is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible asset has been recorded. Accordingly, the accompanying financial statements reflect the acquisition by Internet Auction of the net assets of the Company and the recapitalization of Internet Auction's common stock based on the exchange ratio in the Agreement.

         On March 7, 2000, the Company acquired Internet Collectible Awards (www.collectiblenet.com), an internet business that polls consumers and reports on the best Internet collectibles Web sites in a variety of categories. As consideration for the acquisition, the Company recorded accounts payable of $50,000 and issued 200,000 shares of the Company's common stock valued at $237,500 (based on the Company's stock price at the date of acquisition). The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price, $287,500, over the fair value of the assets acquired has been allocated to other intangible assets. (See Note 6)

   2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         General

         The financial statements included in this report have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission for interim reporting and include all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation. These financial statements have not been audited.

         Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations for interim reporting. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. However, these financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report for the year ended December 31, 1999 which is included in the Company's Form 10KSB.

         Marketable Securities

         Marketable securities are classified as trading and are stated at fair value.

         Goodwill

         Goodwill is being amortized on a straight-line basis over an estimated useful lives of three to five years.

         Other intangible assets

         The other intangible assets acquired from Internet Collectible Awards are being amortized over their estimated useful life of five years.

         Debt financing costs

         Debt financing costs associated with the convertible debt are being amortized over the two year term of the related debt.

         Revenue Recognition

         The Company generates revenue on sales of its purchased inventory and from fees and commissions on sales of merchandise under consignment type arrangements.

         For sales of merchandise owned and warehoused by the Company, the Company is responsible for conducting the auction, billing the customer, shipping the merchandise to the customer, processing merchandise returns and collecting accounts receivable. The Company recognizes the gross sales amount as revenue upon verification of the credit card transaction and shipment of the merchandise.

         For sales of merchandise under consignment-type arrangements, the Company takes physical possession of the merchandise, but is not obligated to, and does not, take title to or ownership of the merchandise. When an auction is completed, consigned merchandise which has been sold is shipped to the customer upon receipt of payment. The Company recognizes the net commission and service revenues relating to the consigned merchandise upon receipt of the gross sales proceeds. The Company then releases the net sales proceeds to the Consignor.

         Income Taxes

         Deferred tax asset and liabilities are recorded for temporary differences between the financial statement and tax bases of assets and liabilities using the enacted income tax rates expected to be in effect when the taxes are actually paid or recovered. A deferred tax asset is also recorded for net operating loss, capital loss and tax credit carry forwards to the extent their realization is more likely than not. The deferred tax expense for the period represents the change in the deferred tax asset or liability from the beginning to the end of the period.

         Use of Estimates

         In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the inventory valuation and the deferred tax asset valuation. Although these estimates are based on management's knowledge of current events and actions, they may ultimately differ from actual results.

         Earnings per share

         Basic  earnings  per  share  represents   income  available  to  common
   stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options, convertible debt and common stock warrants and are determined using the treasury stock method. The potential common shares have been excluded from the computation of earnings per share because they were antidilutive as a result of the Company's net loss for the period.

           Fair Value of Financial Instruments

           The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, and marketable securities, approximate fair value. The fair value of the convertible debt, based upon the market value of the common stock and the terms of the note, is estimated to be $4.0 million.

   3.    COMMON STOCK

         Call Option Agreement

         In connection with the agreement described in Note 1, on February 25, 1999 SRAD entered into a Call Option Agreement ("Option Agreement") with Universal Funding, Inc. (Universal), a shareholder of SRAD and a beneficial owner of 3,000,000 shares of SRAD's common stock. Under the Agreement, Universal agreed to grant certain options to SRAD to acquire 2,000,000 shares of SRAD's common stock owned by Universal. The options consist of 1,000,000 shares at $.50 per share exercisable through February 25, 2000 and 1,000,000 shares at $.75 per share exercisable through February 25, 2001. The exercise price was reduced to .375 per share through April 30, 1999.

         In addition, the Company assigned options to purchase 160,000 shares of stock from Universal to Richard Singer, the former President of SRAD, for services rendered to SRAD in connection with the acquisition of Internet Auction, Inc. Also, the Company assigned options to purchase 700,000 shares of stock from Universal to Steven Rotman, the father of Richard and Gregory Rotman, in connection with the acquisition of certain inventories.

         In April 1999, the Company assigned options to purchase 500,000 shares of stock from Universal to certain individuals in exchange for $2,450,000, which was added to the paid-in capital of the Company.

         In March 2000 the Company assigned options to purchase 142,500 shares of stock from Universal to certain individuals in exchange for $87,188, which was added to the paid-in capital of the Company.

         At September 30, 2000, the Company had a balance of 497,500 shares remaining under the agreement with an exercise price of $.75 and an expiration date of February 25, 2001.

         Issuance of Common Stock

         On February 17, 2000, the Company issued 75,000 shares of its common stock to Universal Funding, Inc. for payment of certain fees due in connection with the granting of the common stock call options and temporary reduction of the call option exercise price. In addition, the Company issued 35,000 shares of its common stock to an investment consultant for service rendered in connection with the common stock option grant transactions. The aggregate value of the common stock issued was $140,000 treated as a cost of raising capital, with no impact on the net worth of the Company. Also, the Company issued 35,000 shares to a consultant for services rendered in the first quarter of 2000.

           The fair value of the shares issued, $44,800, was charged to expense and added to additional paid in capital in the first quarter of 2000.

   4.    INCOME TAXES

         There was no provision for income taxes for the periods ended September 30, 2000 or 1999 due to the Company's net operating loss and its valuation reserve against deferred income taxes.

         The difference between the provision for income taxes from amounts computed by applying the statutory federal income tax rate of 34% and the Company's effective tax rate is due primarily to the net operating loss incurred by the Company and the valuation reserve against the Company's deferred tax asset.

         At September 30, 2000 the Company has federal and state net operating loss carryforwards of approximately $4,175,000 available to offset future taxable income that will expire in 2020.

   5.    CONVERTIBLE DEBT FINANCING

         On March 23, 2000, the Company entered into a Securities Purchase Agreement (the "Agreement"), whereby the Company issued an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P. (the "Buyer").

         The note is convertible into common stock at a conversion price equal to the lesser of: (1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date.

         Had the Buyer converted the note on March 23, 2000, the Buyer would have received $4,000,000 in aggregate value of the company's common stock upon the conversion of the $3,000,000 convertible note. As a result, for the period ended March 31, 2000, the intrinsic value of the beneficial conversion feature of $ 1,000,000 has been allocated to debt discount and additional paid-in capital. Since the debt was convertible at date of issuance, the debt discount was charged to interest expense in the period ended March 31, 2000.

         In connection with the Agreement, the Company also issued warrants to the Buyer and Delano Group Securities to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is equal to one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date. The warrants are exercisable on June 23, 2000 and expire on March 31, 2005. The fair value of the warrants granted is estimated to be $430,000 using the Black-Scholes option-pricing model. The amount of the proceeds allocated to the warrants results in a debt discount of $430,000 which will be amortized as additional interest expense during the two years ending March 23, 2002. Amortization of $53,750 and $113,446 has been charged to operations during the three and nine months ended September 30, 2000, respectively.

         In addition, the Company entered into a Registration Rights Agreement (modified on September 19, 2000), whereby the Company agreed to file a Registration Statement with the Securities and Exchange Commission (SEC) on or before October 25, 2000 covering the common stock to be issued upon the conversion of the convertible note and stock purchase warrants. A Registration Statement was filed on October 25, 2000. All fees and expenses related to the registration of the common stock will be paid by the Company. Estimated fees and expenses to be incurred in connection with this agreement in the amount of $35,000 have been accrued during the nine months ended September 30, 2000.

         If the Registration Statement is not declared effective by the SEC on or before December 15, 2000, then with respect to any portion of the note not previously converted into common stock, the applicable conversion percentage will decrease by two percent (2%) each thirty day period until the Registration Statement is declared effective by the SEC. If the SEC has not declared the Registration Statement effective within one year after March 23, 2000, the applicable conversion percentage shall be fifty percent (50%).

         Also, if the Registration Statement is not declared effective by the SEC on or prior to December 15, 2000, the Company shall pay cash, as liquidating damages, for such failure. The required payment will be equal to two (2%) of the purchase price of the note and warrant for each thirty-day period, until the breach of the Registration Rights Agreement is cured.

           Expenses incurred in connection with the sale of this convertible note amounted to $270,000. These expenses are being amortized to interest expense over the term of the convertible note.

      6. LITIGATION

           The Company is currently involved in a dispute with Marc Stengel ("Stengel") and Hannah Kramer ("Kramer"), each of whom is a substantial shareholder of the Company, and with Whirl Wind Collaborative Design, Inc.
("Whirl Wind") and Silesky Marketing, Inc., two entities affiliated with Stengel. Stengel and Kramer are former directors of the Company. Stengel is also a former officer and employee.

           The lawsuit was initially filed against Stengel alone in June 2000. It remains pending in the US District Court for the District of Maryland (the "Maryland Action"). A First Amended Complaint ("Complaint") was filed on October 11, 2000, which added the defendants other than Stengel identified above. The Complaint seeks rescission of the transactions pursuant to which Stengel and Kramer obtained their substantial stock interests in the Company, and seeks damages against them for misrepresentations and omissions under the common law of fraud, the Maryland Securities Act and certain contractual warranties and representations. The Complaint also seeks damages and remedies against Stengel for breach of his contractual duties as an employee of the Company and for misrepresentations he made to the Company while acting as an employee. The Complaint also seeks to recover damages from Stengel and the two corporate defendants for conversion of certain of the Company's assets, resources and employee services, and for unjust enrichment. The Complaint also alleges that the acquisition of Internet Collectible Awards discussed in note 1 is a related party transaction. Various motions and responses have been filed in connection with the Complaint. The Court has not ruled on these matters. Stengel, Whirl Wind and Silesky Marketing, Inc. have filed answers to the Complaint, and Whirl Wind has filed a counterclaim against the Company for the conversion of a small quantity of computer equipment alleged to be owned by Whirl Wind; the Court has not ruled on any of these claims.

           On or about June 16, 2000, Stengel commenced an action in the Delaware Chancery Court pursuant to Section 225 of the Delaware General Corporation Law (the "Delaware 225 Action") seeking a determination from the Court that he was improperly removed as an officer and director of the Company, should be reinstated as such, and that Gregory and Richard Rotman ("Rotmans") be ordered to dismiss the Maryland Action. The Delaware 225 Action was stayed pending the outcome of a special meeting of shareholders, discussed below. Following the results of that meeting, the Company moved for summary judgment and asked that the Delaware 225 Action be dismissed. That motion is pending.

           On July 20, 2000, Gregory Rotman, called a special meeting of the stockholders to be held on September 19, 2000 for the election of directors. The Rotmans nominated themselves, Andrew Pilaro and John Martin for election to the Company's Board of Directors and filed soliciting materials with the SEC. No proxy soliciting materials were filed by any other party. The meeting was held on September 19, 2000 and the nominated slate of directors was elected as the Company's Board of Directors.

           A special Board of Directors meeting was called by Gregory Rotman immediately following the special meeting of stockholders on September 19, 2000. At that meeting, the new Board removed Stengel as an officer of the Company, formally ratified and approved the initiation and prosecution of the Maryland Action against Stengel, authorized the president and CEO to take all actions necessary to prosecute the Company's claims against Stengel and others and authorized the reimbursement of approximately $75,000 of Rotmans' expenses in connection with the aforementioned solicitation.

           On or about October 3, 2000, Stengel submitted to the Company a demand for advancement of certain expenses (including attorneys' fees) he allegedly incurred in connection with the Delaware 225 Action and Maryland Action. On October 20, 2000, the Company notified Stengel that the Board of Directors had denied his advancement request.

         On or about October 24, 2000, Stengel filed a second action in the Delaware Court of Chancery pursuant to Section 145 of the Delaware General Corporation Law seeking a determination from the Court that he is entitled to pursuant to the Company's by-laws to be advanced his expenses, including attorneys' fees, incurred by him in connection with the Delaware 225 Action and the Maryland Action (the "Delaware 145 Action"). The Company and Stengel have each moved for summary judgment in the Delaware 145 Action. A hearing on these matters is scheduled for December 22, 2000.

           On November 1, 2000, the Company filed with the Maryland Court a Motion for a Preliminary Injunction requesting that the Court enjoin Stengel and Kramer from selling, attempting to sell, or otherwise disposing of their shares of the Company's stock pending resolution of the merits of the Company's claim for rescission. On November 9, 2000, Stengel filed an Opposition to the Company's Motion for a Preliminary Injunction. On November 9, 2000, Stengel also filed a Motion for Preliminary Injunction requesting that the Court (i) order the Company to instruct its transfer agent to implement and complete all measures necessary to sell his restricted stock in compliance with Rule 144 and
(ii) enjoin the Company from interfering with or preventing the sale of stock by Stengel in accordance with Rule 144. Both motions have been rescheduled for hearing by the Court on December 7, 2000.

           The Company is unable to predict the ultimate outcome of the litigation described above. The Company's financial statements do not include any adjustments related to these matters.

7.         RESTATEMENT

           Historically,   the   Company   recognized   the   revenue   relating
consignment-type arrangements on a net commission basis.

           In connection with its review of the current quarter, the Company found that certain consignment-type arrangements were recorded in the first and second quarter of 2000 on a gross basis rather than on a net basis. As a result, the revenues and cost of revenues were overstated for these quarters. Accordingly, the restatement of the financial statements for the first and second quarters of 2000 did not have any impact on the previously reported loss from operations or net loss for those quarters.

           The Company has properly reflected the net commission service revenue relating consignment-type arrangements in the current quarter and has adjusted the year-to-date revenues and cost of revenues in the quarter ended September 30, 2000.

           The items in the financial statements that are affected by the restatement are as follows:


                             for the quarter ended
                             ---------------------

                        3/30/00         3/31/00        6/30/00        6/30/00
                       Previously         AS          Previously         AS
                        Reported       Restated        Reported      Restated

INCOME STATEMENT
--------------------------------------------------------------------------------
    Revenue           $  442,370       $402,743        $327,927        $143,395
    Cost of revenue      228,566        188,939         356,532         172,000
    Net loss          (1,506,958)    (1,506,958)     (1,062,296)     (1,062,296)


                             for the six-months ended
                            ------------------------

                         6/30/00        6/30/00
                       Previously         AS
                        Reported       Restated

INCOME STATEMENT
--------------------------------------------------------------------------------
    Revenue           $  770,297       $546,138
    Cost of revenue      585,098        360,939
    Net loss          (2,569,254)    (2,569,254)

8.         SUBSEQUENT EVENT

           On November 8, 2000, the Company acquired a substantial portion of the assets of ChannelSpace Entertainment, Inc., a Virginia corporation (CSEI") and Discribe, Ltd., ("Discribe") a Canadian corporation wholly owned by CSEI. CSEI and Discribe are converged Internet content providers and producers of affinity portals, including the CollectingChannel.com and the CelticChannel.com websites.

           The consideration paid by the Company for the acquired assets was 7,530,000 unregistered shares of the Company's common stock, and $300,000 worth of the Company's common stock which is to be registered.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24  Indemnification of Directors and Officers.

           Article Eleven of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

     o for any breach of their duty of loyalty to the corporation or its stockholders, or

     o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or

     o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

     o for any transaction from which the director derived an improper personal benefit.

           Our Bylaws provide that, to the fullest extent permitted by Delaware General Corporation Law our directors and officers shall be indemnified, and employees and agents may be indemnified, against expenses, including attorneys' fees, judgments, fines, and settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify an director, officer, and agent if such director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with the respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

           In addition, our Bylaws provide that we are required to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by an officer or director provided that we have received a written undertaking by or on his behalf to repay the amount we paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met.

           Sales Online also maintains director and officer insurance coverage.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of Sales Online pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 25.  Other Expenses of Issuance and Distribution.

           The following table sets forth the various estimated expenses to be incurred by us in connection with the registration of the securities being registered hereby, all of which will be borne by us except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting or tax services or any other expenses incurred by the selling stockholder in disposing of the shares (other than the reasonable fees and expenses of the selling shareholder's counsel).

                SEC Registration Fee            $  2,100
                Accounting fees and expenses    $  5,000
                Legal fees and expenses         $ 15,000
                Printing fees                   $  1,000
                Transfer agent fees             $    500
                Miscellaneous                   $  1,000
                                                --------
                TOTAL                           $ 24,600

Item 26.  Recent Sales of Unregistered Securities

           (c) (1) During April 1999 the Registrant assigned and surrendered options it held to acquire 502,500 shares of its own stock. The net cash proceeds totaling approximately $2,450,000 have been recorded in cash and paid in capital. Such transaction is exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction was privately negotiated and the offeree and purchaser was an accredited investor that represented that it acquired the option for its own account. No public offering or public solicitation was used by the registrant in the placement of these securities.

           (2) On February 17, 2000, the Registrant issued 75,000 shares of its common stock to Universal Funding, Inc. for payment of certain fees due in connection with the granting of the common stock call options and temporary reduction of the call option exercise price. In addition, the Registrant issued 35,000 shares of its common stock to an investment consultant for service rendered in connection with the common stock option grant transactions. Also, the Company issued 35,000 shares to a consultant for services rendered in the first quarter of 2000.

           (3) In March 2000, the Registrant assigned options to investors to purchase 142,500 shares of the Registrant's common stock from Universal Funding, Inc. The net proceeds to the Registrant were approximately $87,188. Such transaction is exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction was privately negotiated and the offeree and purchaser was an accredited investor that represented that it acquired the option for its own account. No public offering or public solicitation was used by the registrant in the placement of these securities.

           (4) On March 23, 2000, the Registrant entered into a Securities Purchase Agreement (the "Agreement"), whereby the Registrant sold an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P. (the "Buyer"). The note is convertible into common stock at a conversion price equal to the lesser of: (1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date. In connection with the Agreement, the Registrant also issued warrants to the Buyer and Delano Group Securities, LLC to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is equal to one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date. The warrants expire on March 31, 2005. Such transaction is exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. The transaction was privately negotiated and the purchaser was an accredited investor that represented that it acquired the convertible note and warrants for its own account. No public offering or public solicitation was used by the registrant in the placement of these securities.

Item 27.  Exhibits.

2.1 Agreement and Plan of Reorganization dated January 31, 1999 among the Registrant and Gregory Rotman, Richard Rotman, Marc Stengel and Hannah Kramer. (incorporated by reference from Form 8-K-File No. 0-28720, filed March 10, 1999)

3.1 Certificate of Incorporation, as amended (incorporated by reference from Form 10-KSB, filed April 14, 2000)

3.2 Amended and Restated Bylaws (incorporated by reference from Form 10-KSB, filed April 14, 2000)

4.1  Specimen of certificate for Common Stock*

4.2 Securities Purchase Agreement dated March 23, 2000 between the Registrant and Augustine Fund, LP. (incorporated by reference to Exhibit 10.2 to Form 10-KSB filed on April 14, 2000)

4.3 Convertible Note dated March 23, 2000 issued to Augustine Fund, LP pursuant to Securities Purchase Agreement (incorporated by reference to Exhibit 10.3 to Form 10-KSB filed on April 14, 2000)

4.4 Warrant dated March 23, 2000 issued to Augustine Fund, LP pursuant to Securities Purchase Agreement (incorporated by reference to Exhibit 10.4 to Form 10-KSB filed on April 14, 2000)

4.5 Registration Rights Agreement (incorporated by reference to Exhibit 10.5 to Form 10-KSB filed on April 14, 2000)

4.6 Escrow Agreement dated March 23, 2000 among the Registrant, Augustine Fund, LP and H. Glenn Bagwell, Jr. pursuant to Securities Purchase Agreement (incorporated by reference to Exhibit 10.6 to Form 10-KSB filed on April 14, 2000)

4.7  Warrant  issued  by  the  Registrant  to  Delano  Group   Securities,   LLC
     (incorporated by reference to Exhibit 10.7 to Form 10-KSB filed on April 14, 2000)

4.8 Modification Agreement dated September 19, 2000 between the Registrant and Augustine Fund, LP (incorporated by reference to Exhibit 4.7 to Form S-3 filed on October 25, 2000)

5.1  Opinion  of  Gordon,  Feinblatt,   Rothman,  Hoffberger  &  Hollander,  LLC
     regarding the legality of securities*

10.1 Lease Agreement, dated July 26, 1999 between 100 Painters Mill, LLC and the Registrant and First Amendment to Lease Agreement, dated December 31, 1999 (incorporated by reference to Exhibit 10.5 to Form 10-KSB filed on April 14, 2000)

10.2 1999 Stock Option Plan*

10.3 1999 Omnibus Share Plan*

16.1 Letter   from   Guest  &  Company  on  change  in   certifying   accountant
     (incorporated by reference from Form 8-K, filed on April 29, 1999)

16.2 Letter from Stephen P. Higgins, C.P.A. on change in certifying accountants (incorporated by reference from Form 8-K/A, filed on March 31, 2000)

21.1 Subsidiaries of the Company (included in Item I)*

23.1 Consent of Wolf & Company, P.C.*

23.2 Consent  of  Gordon,  Feinblatt,   Rothman,  Hoffberger  &  Hollander,  LLC
     (included in Exhibit 5.1)

24.1 Power of Attorney, included on Signature Page

27.1 Financial Data Schedule*

27.2 Financial Data Schedule*


---------------
* filed herewith

Item 28. Undertakings.

            The undersigned Registrant hereby undertakes:

          (1) To file with the SEC, during any period in which offers or sales are being made in reliance on Rule 415 of the Securities Act, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in such prospectus any facts or events that exist which, individually or together, represent a fundamental change in the information contained in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii)To include  any  material  information  with  respect to the plan of distribution.

          (2) For purposes of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered and the offering of such securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

            For determining any liability under the Securities Act, the Registrant hereby undertakes: (1) to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective; and (2) to treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering of the securities.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement on Form SB-2/A to be signed on its behalf by the undersigned, thereunto duly authorized, in Worcester, Massachusetts, on November 29, 2000.

                                               SALES ONLINE DIRECT, INC.


                                               By:  /s/ Gregory Rotman
                                               --------------------------------
                                               Gregory Rotman, President

                        SIGNATURES AND POWER OF ATTORNEY

          The officers and directors of Sales Online Direct, Inc. whose signatures appear below, hereby constitute and appoint Gregory Rotman as their true and lawful attorney-in-fact and agent, with full power of substitution, with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form SB-2/A, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this amended registration statement on Form SB-2/A has been signed by the following persons in the capacities and on the dates indicated.

          Signature             Title                              Date


/s/ Gregory Rotman        Director, President,                November 29, 2000
----------------------    Chief Executive Officer
Gregory Rotman

/s/ Richard Rotman        Director, Chief Financial Officer,  November 29, 2000
----------------------    Vice President, Secretary
Richard Rotman

/s/ John Martin           Director, Vice President            November 29, 2000
----------------------    Chief Technology Officer
John Martin

/s/ Andrew Pilaro         Director                            November 29, 2000
----------------------
Andrew Pilaro